Execution Copy

Exhibit 10.5
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

COLLABORATION AND LICENSE
AGREEMENT
By and between
PTC THERAPEUTICS INTERNATIONAL LIMITED

AND

AKCEA THERAPEUTICS, INC.

i

ARTICLE 7	EXCLUSIVITY; RIGHT OF FIRST NEGOTIATION	32
7.1	Exclusivity	32
7.2	Right of First Negotiation; Inotersen Buy-Out	32
ARTICLE 8	GENERAL PROVISIONS RELATING TO COLLABORATION	32
8.1	Compliance	35
8.2	Subcontracting	35
8.3	Records and Audits	35
ARTICLE 9	INITIAL FEE; MILESTONES AND ROYALTIES; PAYMENTS	36
9.1	Initial Fee	36
9.2	Regulatory Milestone Payments	36
9.3	Royalties	36
9.4	Royalty Period	36
9.5	Royalty Adjustments – Comparable Third Party Product Competition; Compulsory Licensing	36
9.6	Limits on Deductions	37
9.7	Reports; Payment of Royalty	37
9.8	Accounting	37
9.9	Methods of Payments	38
9.10	Taxes	38
9.11	Currency Exchange	38
ARTICLE 10	INTELLECTUAL PROPERTY RIGHTS	39
10.1	Ownership of Inventions; Disclosure	39
10.2	Patent Prosecution	39
10.3	Enforcement and Defense	41
10.4	Infringement Claimed by Third Parties	43
10.5	Marking	43
ARTICLE 11	CONFIDENTIALITY	43
11.1	Confidentiality; Exceptions	43
11.2	Authorized Disclosure	44
11.3	Press Release; Disclosure of Agreement	44
11.4	Publications	45
11.5	Remedies	46
11.6	Acknowledgment	46
ARTICLE 12	REPRESENTATIONS AND WARRANTIES	47
12.1	Representations and Warranties of Both Parties	47
12.2	Representations, Warranties and Covenants, as applicable, of Akcea	47
12.3	Covenants of Akcea	50
12.4	Covenants of PTC	50
12.5	Disclaimer	51
ARTICLE 13	INDEMNIFICATION; INSURANCE	51
13.1	Indemnification by PTC	51
13.2	Indemnification by Akcea	51
13.3	Procedure	52

ii

13.4	Insurance	52
13.5	Limitation of Liability	53
ARTICLE 14	TERM AND TERMINATION	53
14.1	Term	53
14.2	Termination	53
14.3	Effects of Termination	53
14.4	Accrued Rights; Surviving Provisions of the Agreement	55
ARTICLE 15	MISCELLANEOUS	55
15.1	Governing Law	55
15.2	Dispute Resolution	56
15.3	Assignment	58
15.4	Performance by Affiliates	58
15.5	Force Majeure	58
15.6	Notices	58
15.7	Export Clause	59
15.8	Waiver	59
15.9	Severability	59
15.10	Entire Agreement	60
15.11	Independent Contractors	60
15.12	Headings; Construction; Interpretation	60
15.13	Books and Records	61
15.14	Further Actions	61
15.15	Parties in Interest	61
15.16	Counterparts	61
Schedules

Schedule 1.4 - Akcea Core Technology Patent Rights
Schedule 1.8 - Akcea Manufacturing Patent Rights
Schedule 1.13 - Akcea Product-Specific Patent Rights
Schedule 1.39 - Existing In-License Agreements

iii

Confidential

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into and made effective as of August 1, 2018 (the “Effective Date”), by and between PTC THERAPEUTICS INTERNATIONAL LIMITED, an Irish corporation, having its principal place of business at 5th Floor, 3 Grand Plaza, Grand Canal Street Upper, Dublin 4, Ireland D04 EE70 (“PTC”), and AKCEA THERAPEUTICS, INC., a Delaware corporation, having its principal place of business at 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142 (“Akcea”). PTC and Akcea shall be referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, PTC and Akcea are biopharmaceutical companies focused on developing, manufacturing and commercializing drugs for rare diseases on a global basis;
WHEREAS, PTC is a wholly-owned indirect subsidiary of PTC Therapeutics, Inc., a Delaware corporation (“PTC Parent”);
WHEREAS, Akcea has in-licensed certain worldwide rights from its Affiliate (as defined below) Ionis Pharmaceuticals (as defined below) to develop, manufacture and commercialize inotersen (proposed to be marketed as TEGSEDITM) and volanesorsen (proposed to be marketed as WAYLIVRATM);
WHEREAS, Ionis Pharmaceuticals is currently seeking regulatory approval for inotersen and volanesorsen and intends to assign its Regulatory Filings and Regulatory Approvals (each, as defined below) to Akcea;
WHEREAS, Akcea and PTC desire to engage in a collaborative effort with respect to the development and commercialization of inotersen and volanesorsen by PTC in the PTC Territory (as defined below) and by Akcea in the rest of the world outside of the PTC Territory;
WHEREAS, Akcea also wishes to grant to PTC, and PTC wishes to obtain, certain rights of first negotiation with regard to the commercialization in the PTC Territory of AKCEA-TTR-LRx, a follow-on product to inotersen.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
As used in this Agreement, the following terms will have the meanings set forth below:
1.1    “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person. For the avoidance of doubt, Ionis Pharmaceuticals and Akcea shall constitute an “Affiliate” of each other for purposes of this Agreement and PTC and PTC Parent shall constitute an “Affiliate” of each other for purposes of this Agreement.
1.2    “Akcea Core Technology IP” means the Akcea Core Technology Know-How and the Akcea Core Technology Patent Rights.
1.3    “Akcea Core Technology Know-How” means all Know-How Controlled by Akcea or its Affiliates on the Effective Date or at any time during the Term that (a) is necessary to Develop or Commercialize a Product and (b) relates generally to oligonucleotides including Conjugate Technology, other than Know-How specifically relating to a Product (including Akcea Product-Specific Know-How) or Know-How specifically relating to methods and materials used in the synthesis or analysis of a Product regardless of sequence or chemical modification.
1.4    “Akcea Core Technology Patent Rights” means all Patent Rights Controlled by Akcea or its Affiliates on the Effective Date or at any time during the Term that (a) is necessary to Develop or Commercialize a Product, and (b) claims subject matter generally applicable to oligonucleotides including Conjugate Technology, other than Akcea Product-Specific Patent Rights or Patent Rights that claim methods and materials used in the synthesis or analysis of a Product regardless of sequence or chemical modification. The Akcea Core Technology Patent Rights as of the Effective Date are set forth on Schedule 1.4 attached hereto.
1.5    “Akcea IP” means the Akcea Core Technology IP, the Akcea Manufacturing IP and the Akcea Product-Specific IP.
1.6    “Akcea Manufacturing IP” means the Akcea Manufacturing and Analytical Know-How and the Akcea Manufacturing Patent Rights.
1.7    “Akcea Manufacturing and Analytical Know-How” means Know-How that relates to the synthesis or analysis of a Product regardless of sequence or chemical modification Controlled by Akcea or its Affiliates on the Effective Date or at any time during the Term.
1.8    “Akcea Manufacturing Patent Rights” means the Patent Rights that claim Akcea Manufacturing and Analytical Know-How. The Akcea Manufacturing Patent Rights as of the Effective Date are set forth on Schedule 1.8 attached hereto.
1.9    “Akcea Patent Rights” means, collectively, the Akcea Core Technology Patent Rights, the Akcea Manufacturing Patent Rights and the Akcea Product-Specific Patent Rights.
1.10    “Akcea Product Positioning and Branding Strategy” means Akcea’s positioning and branding strategy for a Product.
1.11    “Akcea Product-Specific IP” means the Akcea Product-Specific Know-How and the Akcea Product-Specific Patent Rights.
1.12    “Akcea Product-Specific Know-How” means all Know-How Controlled by Akcea or its Affiliates on the Effective Date or at any time during the Term necessary to Develop or Commercialize a Product or disclosed by Akcea to PTC and, in each case specifically relates to (a) the composition of matter of a Product or (b) methods of using a Product as a prophylactic or therapeutic; provided, however, Know-How Controlled by Akcea or any of its Affiliates that (i) consists of subject matter applicable to oligonucleotide compounds or products in general or (ii) relates to an oligonucleotide compound that does not specifically modulate expression of a Target via the binding, partially or wholly, of such compound to RNA that encodes a Target, will not be considered Akcea Product-Specific Know-How, and in the case of (i) and (ii), such Know-How will be considered Akcea Core Technology Know-How.
1.13    “Akcea Product-Specific Patent Rights” means all Patent Rights Controlled by Akcea or its Affiliates on the Effective Date or at any time during the Term Covering (a) the composition of matter of a Product, (b) methods of using a Product, or (c) an oligonucleotide compound that specifically modulates expression of a Target via the binding, partially or wholly, of such compound to RNA that encodes a Target; provided, however, that Patent Rights Controlled by Akcea or any of its Affiliates to the extent that such Patent Rights include any claims that are directed to (i) subject matter applicable to oligonucleotide compounds or products in general or (ii) an oligonucleotide compound that does not specifically modulate expression of a Target via the binding, partially or wholly, of such compound to RNA that encodes a Target, will not be considered Akcea Product-Specific Patents, and in the case of (i) and (ii), such claims in such Patent Rights will be considered Akcea Core Technology Patents. The Akcea Product-Specific Patent Rights as of the Effective Date are set forth on Schedule 1.13 attached hereto.
1.14    “Akcea Territory” means the entire world, excluding the PTC Territory.
1.15    “AKCEA-TTR-LRx” means:

1.	the compound known as AKCEA 682884 having the following sequence and chemistry: [**]; and/or

(ii)
any oligonucleotide compound (other than [**] and [**]) designed to modulate expression of TTR via the binding, partially or wholly, of such compound to the RNA that encodes TTR, that is determined after [**] (but prior to the [**]) by Ionis Pharmaceuticals’ research management committee as ready to start the pharmacokinetic and toxicology studies required to meet the requirements for filing an IND.

1.16    “AKCEA-TTR-LRx Pivotal Clinical Trial” means the first Phase 3 Clinical Trial (or the first clinical study that is intended to be a pivotal clinical study and on the basis of which Regulatory Approval Application would be filed) conducted by Ionis Pharmaceuticals and/or Akcea in accordance with the applicable Ionis Pharmaceuticals/Akcea License Agreement, as further described on Schedule 1.16 attached hereto.
1.17    “ANVISA” means the Brazilian Health Regulatory Agency (Agência Nacional de Vigilância Sanitária) and any successor entity with similar responsibility thereto.
1.18    “API” means the bulk active pharmaceutical ingredient manufactured in accordance with cGMP (unless expressly stated otherwise) for a Product. The quantity of API will be the as-is gross mass of the API after lyophilization (i.e., including such amounts of water, impurities, salt, heavy metals, etc. within the limits set forth in the API specifications).
1.19    “APOC3” means the gene target apolipoprotein C3 (GenBank accession # NM_000040; Gene ID: 345) or any alternative splice variants, mutants, polymorphisms and fragments thereof.
1.20    “Business Day” means any day, other than Saturday, Sunday, or any statutory holiday or bank holiday in the United States.
1.21    “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.
1.22    “Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.
1.23    “Change of Control” means, with respect to a Party (a) the acquisition of beneficial ownership, directly or indirectly, by any Third Party of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving such Party with a Third Party that results in the holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies) of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, or (c) any sale, lease, exchange, contribution or other transfer to a Third Party (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates. The acquiring or combining Third Party in any of clause (a), (b) or (c), is referred to herein as the “Acquirer”.
1.24    “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or any other study in which human subjects or patients are dosed with a drug, whether approved or investigational, including, for the avoidance of doubt, the AKCEA-TTR-LRx Pivotal Clinical Trial.
1.25    “Commercialization” and “Commercialize” means any and all activities undertaken relating to the marketing, obtaining pricing and reimbursement approvals, post-marketing commitments, promotion (including advertising, detailing or continuing medical education), any other offering for sale or any sale of a product, including any distribution, importation, exportation or transport of a product for sales purposes. “Commercialization” shall not include Development or Manufacturing.
1.26    “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to an agreed objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective for its own internally developed product that is of similar market potential at a similar stage in its Development, Commercialization or product life, taking into account all relevant factors, including (a) the potential profitability of the product, (b) the costs and risks of Developing, Manufacturing, having Manufactured, using and Commercializing the product, (c) scientific, safety and regulatory concerns, (d) product profile, (e) the competitiveness of the marketplace and (f) the proprietary position of the product. “Commercially Reasonable Efforts” shall be determined on a country-by-country or market-by-market basis (as most applicable) for a particular product, and it is anticipated that the level of effort will change over time, including to reflect changes in the status of the product and the countries (or markets) involved. For the avoidance of doubt, where a Party has an obligation to use Commercially Reasonable Efforts, the efforts of such Party and its Affiliates, subcontractors and Sublicensees shall be considered in determining whether such Party has satisfied such obligation.
1.27    “Comparable Third Party Product” means, with respect to a Product in any country in the PTC Territory, any pharmaceutical product sold by a Third Party not authorized by or on behalf of PTC, its Affiliates or Sublicensees in such a country, that:
(a)    contains, as an active pharmaceutical ingredient, the same compound as the Compound contained in the applicable Product; and
(b)    is approved by the applicable Regulatory Authority for sale in such country.
1.28    “Comparable Third Party Product Competition” means, with respect to a Product in any country in the PTC Territory in a given Calendar Quarter, that, during such Calendar Quarter:
(a)    one or more Comparable Third Party Product(s) is commercially available in such country; and
(b)    such Comparable Third Party Product(s) have a market share of [**] percent ([**]%) or more of the aggregate market in such country of such Product and the Comparable Third Party Product(s) (based on sales of units of such Product and such Comparable Third Party Product(s), as reported by IMS International, or if such data are not available, such other reliable data source as reasonably agreed by the Parties in writing).
1.29    “Compound” means any of inotersen or volanesorsen.
1.30    “Compounds” means inotersen and volanesorsen.
1.31    “Conjugate Technology” means chemistry designed to enhance targeting or uptake of antisense drugs to specific tissues and cells. Conjugate Technology includes N-acetylgalactosamine (GalNAc) ligand conjugates capable of binding to the asialoglycoprotein receptor (ASGP-R) and enhancing the targeting or uptake of antisense drugs to the liver.
1.32    “Control” or “Controlled” means possession of the ability to grant a license or sublicense hereunder without violating the terms of any agreement with any Third Party (or Ionis with respect to the rights obtained from Ionis under the Ionis Pharmaceuticals/Akcea License Agreements); provided, however, that if a Party has a right to grant a license or sublicense with respect to an item of intellectual property to the other Party only upon payment of compensation (including milestones or royalties) to a Third Party, then the first Party will be deemed to have “Control” of the relevant item of intellectual property only if the other Party agrees to bear such compensation owed to such Third Party. For purposes of clarity, the foregoing proviso shall not apply to Ionis Pharmaceuticals or to payments made by Akcea to Ionis Pharmaceuticals under the Ionis Pharmaceuticals/Akcea License Agreement. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party that later becomes an Affiliate of Akcea after the Effective Date (including a Third Party acquirer), no intellectual property of such Third Party will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of Akcea, except to the extent that intellectual property of such Affiliate is utilized by Akcea in the Development, Manufacture or Commercialization of Products.
1.33    “Cover” or “Covered” or “Covering” means, with respect to a Patent Right and a Product, that, but for rights granted to a Person under such Patent Right the act of making, using, or selling of such Product by such Person would infringe a Valid Claim included in such Patent Right, or in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent. If Akcea assigns an Akcea Product-Specific Patent Right to PTC, then such Patent Right will still be considered an Akcea Product-Specific Patent Right hereunder and a Product will be deemed “Covered” by such Akcea Product-Specific Patent Right for purposes of this Agreement.
1.34    “Develop” or “Development” means clinical research and development activities commencing with IND-enabling studies, including drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology toxicology studies, statistical analysis and report writing, formulation development and optimization, Clinical Trials, regulatory affairs (including preparation for a Regulatory Approval Application submission and other submission-related activities), product approval and registration activities, and all other activities necessary to conduct IND-enabling studies or seek, obtain and maintain Regulatory Approval. “Development” shall not include Commercialization or Manufacturing.
1.35    “Dollars” or “$” means the legal tender of the U.S.
1.36    “Drug Product” means any drug product containing API as an active ingredient in finished bulk form or in packaged and labeled form.
1.37    “EMA” means the European Medicines Agency, and any successor entity thereto.
1.38    “Executive Officers” means the President, or his or her designee, in the case of Akcea, and the Chief Operating Officer, or his or her designee, in the case of PTC.
1.39    “Existing In-License Agreements” means the Ionis Pharmaceuticals/Akcea License Agreements and those other Akcea in-licenses set forth on Schedule 1.39 attached hereto.
1.40    “Exploit” or “Exploitation” means to make, have made, import, use, sell, or offer for sale, Develop, Manufacture or Commercialize.
1.41    “FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.
1.42     “First Commercial Sale” means, with respect to a Product, the first sale for which revenue has been recognized by PTC or its Affiliates or Sublicensees for use or consumption by the general public of such Product in any country in the PTC Territory for which all Regulatory Approvals and pricing or reimbursement approvals that are legally required in order to sell such Product in such country have been granted; in each case provided however that the following shall not constitute a First Commercial Sale:
(a)    any sale to an Affiliate or Sublicensee unless the Affiliate or Sublicense is the last entity in the distribution chain of the Product;
(b)    any use of such Product in Clinical Trials, non-clinical Development activities or other Development activities with respect to such Product by or on behalf of a Party, or disposal or transfer of such Product for a bona fide charitable purpose; and
(c)    any transfer for non-clinical or clinical studies, patient-assistance programs, charitable donations or compassionate use purposes.
For clarity, a “First Commercial Sale” of a Product in a country may be made by PTC or its Affiliates or Sublicensees pursuant to any approvals that may be granted pursuant to any order, requirement, directive, decree, mandate, legal action or judicial process or other legal process of any court or other Governmental Authority of competent jurisdiction in any country in the PTC Territory.
1.43    “Future In-License Agreement” means any agreement between Akcea (or, subject to Section 15.3, any of its Affiliates), on the one hand, and a Third Party, on the other hand, pursuant to which Akcea or any of its Affiliates acquires Control of any Know-How or Patent Right that would be Akcea IP.
1.44    “Good Clinical Practices” or “cGCP” means (a) the then-current standards, practices, procedures and regulatory requirements promulgated or endorsed by the FDA and its applicable foreign counterparts and (b) the guidelines adopted by the International Conference on Harmonization (“ICH”), titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” (or any successor document), as each may be updated from time to time.
1.45    “Good Laboratory Practices” or “cGLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58, and such comparable regulatory standards in those applicable jurisdictions outside of the United States.
1.46    “Good Manufacturing Practices” or “cGMP” means (a) the then-current good manufacturing practices and standards promulgated or endorsed by the FDA, as provided for in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 C.F.R. §§210 and 211), and such comparable regulatory standards in those applicable jurisdictions outside of the United States, and (b) the guidelines adopted by the ICH, titled, “Good Manufacturing Practice Guide for Active Ingredients, Q7”.
1.47    “Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.
1.48    “In-License Agreement” means (a) any Existing In-License Agreement, and (b) any Future In-License Agreement; in each case of (a) and (b), as amended from time to time.
1.49    “IND” means an investigational new drug application submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries.
1.50    “inotersen” means the compound having the following sequence and chemistry: 5¢-MeUMeCMeUMeUGGTTAMeCATGAAAMeUMeCMeCMeC- 3.¢  The underlined residues are 2’-O-(2-methoxyethyl) nucleosides (2’-MOE nucleosides).  The residues are arranged so that there are five 2’-MOE nucleosides at the 5¢ and 3¢-ends of the molecule flanking a gap of ten 2¢-deoxynucleosides.  The cytosine and uracil bases are methylated at the 5-position. MeU and T have the same nucleobase structure and the choice for the symbol depends on whether the sugar is 2′-deoxy-D-ribose or D-ribose. Each of the 19 internucleoside linkages is a phosphorothioate linkage. Inotersen does not include any product containing Conjugate Technology.
1.51    “Invention” or “Invented” means the result or act of invention as determined in accordance with US patent laws.
1.52    “Ionis Pharmaceuticals/Akcea License Agreements” means the following agreements: (a) the Development, Commercialization and License Agreement, dated as of December 18, 2015, between Ionis Pharmaceuticals (f/k/a Isis Pharmaceuticals, Inc.) and Akcea, as amended from time to time; and (b) the Development, Commercialization, Collaboration, and License Agreement, dated as of March 14, 2018, between Ionis Pharmaceuticals and Akcea, as amended from time to time.
1.53    “Ionis Pharmaceuticals” means Ionis Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 2855 Gazelle Court, Carlsbad, CA 92010.
1.54    “Know‑How” means all unpatented information, know-how and data, including trade secrets, inventions (whether patentable or not), discoveries, methods, specifications, processes, expertise, technology, other non-clinical, pre-clinical and clinical data, documentation and results (including pharmacological, toxicological, biological, chemical, physical, safety and manufacturing data and results), analytical and quality control data and results, Regulatory Filings and other technical information. “Know-How” excludes in any event any Patent Rights.
1.55    “Law” means any law, statute, rule, regulation, order, judgment or ordinance having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.
1.56    “Manufacture” or “Manufacturing” means all activities related to the manufacturing of an active pharmaceutical ingredient or product, including test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, quality assurance/quality control development, quality control testing (including in-process, in-process release and stability testing) and release of product or any component or ingredient thereof, and regulatory activities related to all of the foregoing. “Manufacturing” shall not include Development or Commercialization.
1.57    “NDA” means a New Drug Application (as more fully described in 21 C.F.R. 314.50 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA, or any equivalent filing, in a country or regulatory jurisdiction other than the United States.
1.58     “Net Sales” means with respect to any Product, the gross amount invoiced by PTC, any of its Affiliates and or any Sublicensee (each, a “Selling Party”) to a Third Party (including a customer, distributor, wholesaler or end user) for sales or distribution of such Product, less the following deductions as calculated in accordance with the applicable Accounting Standard as consistently applied:
1.58.1    normal trade, cash, quantity and other customary discounts actually given to customers in the ordinary course of business;
1.58.2    rebates, credits and allowances given by reason of rejections returns, damaged or defective product or recalls;
1.58.3    government-mandated rebates and any other compulsory payments, credits, adjustments and rebates actually paid or deducted;
1.58.4    [**] percent ([**]%) of all price adjustments, allowances, credits, chargeback payments, discounts, rebates, fees and reimbursements or similar payments granted or made to wholesalers, distributors or other trade customers (the “Specific Discounts”); provided, however, the total deduction allowed for such Specific Discounts shall be capped at [**] percent ([**]%) of the ex-factory sales price for the applicable Product;
1.58.5    price adjustments, allowances, credits, chargeback payments, discounts, rebates, free of charge concessions, fees and reimbursements or similar payments granted or made to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or other similar programs, or to federal state/provincial, local and other governments, including their agencies (but in all cases excluding Specific Discounts, which shall solely be governed by the preceding subsection);
1.58.6    reasonable and customary freight, shipping, insurance and other transportation expenses, if actually borne by the applicable Selling Party without reimbursement from any Third Party; and
1.58.7    sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of such Product (but not including taxes assessed against the net income derived from such sale.)
If non-monetary consideration is received for any Product, Net Sales will be calculated based on the average price charged for such Product during the preceding Calendar Quarter in the relevant country, or in the absence of such sales, the fair market value of the Product, as determined by the Parties in good faith.
Furthermore, Net Sales shall not include use or transfer of a Product free of charge by PTC, its Affiliates and/or its Sublicensees for non-clinical or clinical studies, patient-assistance programs, charitable donations or compassionate use.
Resales or sales of a Product made in good faith between or among PTC, any of its Affiliates or any Sublicensee shall not be included in the calculation of Net Sales as long as, with respect to such resales or sales, the first sale thereafter to a non-Sublicensee Third Party is included in the calculation of Net Sales.
PTC and Akcea agree that any reasonable definition of “Net Sales” customarily used in drug discovery, development or commercialization licensing or collaboration contracts that is agreed to by PTC (or an Acquirer or assignee) and a sublicensee with respect to royalties payable to PTC from such sublicensee in an arms-length transaction under a particular sublicense will replace the definition of Net Sales in this Agreement and will be used in calculating the royalty payment to Akcea on sales of Products sold pursuant to such sublicense and due under this Agreement, for so long as the same definition of net sales is used to calculate the royalty payable from the applicable sublicensee to PTC.
For the avoidance of doubt, and notwithstanding any provision to the contrary in this Agreement, sales of a Product made in connection with any order, requirement, directive, decree, mandate, legal action or judicial process or other legal process of any court or other Governmental Authority of competent jurisdiction in the PTC Territory shall be included in the calculation of Net Sales.
1.59    “Patent Right” means (a) patents, patent applications, and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b), or (c).
1.60    “Permitted Licenses” means (1) licenses granted by Akcea or its Affiliates before or after the Effective Date to any Third Party under the Akcea Core Technology Patent Rights, the Akcea Manufacturing and Analytical Patent Rights, or the Akcea Manufacturing and Analytical Know-How (but not under the Akcea Product-Specific Patent Rights) to (a) use oligonucleotides (or supply oligonucleotides to end users) solely to conduct pre-clinical research, or (b) enable such Third Party to manufacture or formulate oligonucleotides, where (i) such Third Party is primarily engaged in providing contract manufacturing or services and is not primarily engaged in drug discovery, development or commercialization of therapeutics; and (ii) neither Akcea nor its Affiliates assists such Third Party to identify, discover or make a Product; and (2) material transfer agreements with academic collaborators or non-profit institutions solely to conduct non-commercial research.
1.61    “Permitted Sublicensee” means any Third Party distributor, logistics provider or other Third Party providers in support of Manufacturing or Commercialization of Compounds and/or Products in the applicable Territory.
1.62    “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority, or any other entity not specifically listed in this Section 1.61.
1.63    “Phase 1 Clinical Trial” means a human clinical trial (or a portion of a human clinical trial) of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.
1.64    “Phase 2 Clinical Trial” means a human clinical trial (or a portion of a human clinical trial) of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) and whose design is intended to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.
1.65    “Phase 3 Clinical Trial” means a human clinical trial (or a portion of a human clinical trial) of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) and whose design is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.
1.66    “Phase 4 Clinical Trial” means a human clinical trial of a product that (a) is not required for receipt of Regulatory Approval for a country but which may be useful in providing additional drug profile data in support of such Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval), or (b) is required, requested or advised by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining a Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval). Phase 4 Clinical Trials may include trials or studies conducted in support of pricing/reimbursement, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored clinical trials and health economics studies.
1.67    “Prior Agreements” means the agreements listed on Schedule 7.1.2 attached hereto.
1.68    “Product” means any product containing either (a) inotersen, or (b) volanesorsen, in each case in their forms as they exist on the Effective Date, alone or in combination with one or more other active ingredients in any and all dosage forms and strengths and delivery modes. For the avoidance of doubt, AKCEA-TTR-LRx is not a “Product” under this Agreement.
1.69    “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent Right, the preparation, filing, prosecution and maintenance of such Patent Right, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent Right, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent Right, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent Right.
1.70    “PTC Background Know-How” means Know-How that is (a) Controlled by PTC on the Effective Date or thereafter during the Term, (b) arises outside of the activities conducted under this Agreement, (c) is disclosed or used by PTC in connection with the conduct of the Exploitation of Compounds or Products hereunder, and (d) is necessary or reasonably useful for the Exploitation of Compounds or Products in the PTC Territory.
1.71    “PTC Background Patent Rights” means those Patent Rights Controlled by PTC or any of its Affiliates on the Effective Date or thereafter during the Term that Cover PTC Background Know-How.
1.72    “PTC IP” means the PTC Background Know-How, the PTC Background Patent Rights, the PTC Product-Specific Patent Rights and the PTC Product-Specific Know-How.
1.73    “PTC Patent Rights” means the PTC Background Patent Rights and the PTC Product-Specific Patent Rights.
1.74    “PTC Product-Specific IP” means the PTC Product-Specific Know-How and the PTC Product-Specific Patent Rights.
1.75    “PTC Product-Specific Know-How” means all Know-How Controlled by PTC or its Affiliates on the Effective Date or at any time during the Term necessary to Develop or Commercialize a Product or disclosed by Akcea to PTC and, in each case, specifically relates to (a) the composition of matter of a Product or (b) methods of using a Product as a prophylactic or therapeutic; provided, however, Know-How Controlled by PTC or any of its Affiliates that (i) consists of subject matter applicable to oligonucleotide compounds or products in general or (ii) relates to an oligonucleotide compound that does not specifically modulate expression of a Target via the binding, partially or wholly, of such compound to RNA that encodes a Target, will not be considered PTC Product-Specific Know-How.
1.76    “PTC Product-Specific Patent Rights” means all Patent Rights Controlled by PTC or its Affiliates on the Effective Date or at any time during the Term Covering (a) the composition of matter of a Product, (b) methods of using a Product, or (c) an oligonucleotide compound that specifically modulates expression of a Target via the binding, partially or wholly, of such compound to RNA that encodes a Target; provided, however, that Patent Rights Controlled by PTC or any of its Affiliates to the extent that such Patent Rights include any claims that are directed to (i) subject matter applicable to oligonucleotide compounds or products in general or (ii) an oligonucleotide compound that does not specifically modulate expression of a Target via the binding, partially or wholly, of such compound to RNA that encodes a Target, will not be considered PTC Product-Specific Patent Rights..
1.77    “PTC Territory” means Latin America and the Caribbean, using the United Nations M49 standard definition for that region, but excluding the following countries and territories: Anguilla, Aruba, Bahamas, Barbados, Bonaire, Sint Eustatius and Saba, British Virgin Islands, Cayman Islands, Curaçao, Guadeloupe, Martinique, Montserrat, Puerto Rico, Saint Barthélemy, Saint Martin (French Part), Sint Maarten (Dutch part), Turks and Caicos Islands, United States Virgin Islands, Bouvet Island, Falkland Islands (Malvinas), French Guiana, South Georgia and the South Sandwich Islands.
1.78    “Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a product in a given country, excluding any pricing and reimbursement approvals that may be required, and including the expansion or modification of the label for additional indications or uses.
1.79    “Regulatory Approval Application” means (a) an NDA, or (b) any other application to seek Regulatory Approval of a product in any country, as defined in applicable Laws and filed with the relevant Regulatory Authorities of such country.
1.80    “Regulatory Authority” means the FDA in the United States, ANVISA in Brazil or any Governmental Authority in another country in the Territory that holds responsibility for granting Regulatory Approval for a product in such country and any successor(s) thereto.
1.81    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to any Product that precludes the use of any clinical data collected and filed for such Product for the benefit of any Regulatory Approval for a generic or biosimilar product (for any use), including orphan or pediatric exclusivity where applicable.
1.82    “Regulatory Filing” means, with respect to a product, any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to such product, or its use or potential use, including any document submitted to any Regulatory Authority, including any IND, any drug master files, any Regulatory Approval Application and any correspondence with any Regulatory Authority with respect to such product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).
1.83    “Royalty Trigger Date” means, on a Product-by-Product basis, the earlier to occur with respect to a Product of (a) the date that is twelve (12) months after the First Commercial Sale of such Product in Brazil; or (b) the date in which PTC or its Affiliates or Sublicensees have recognized revenue of ten million U.S. Dollars ($10,000,000) or more in cumulative Net Sales of such Product in the PTC Territory.
1.84    “Target” means (a) in the case of inotersen, TTR; and (b) in the case of volanesorsen, APOC3.
1.85    “Territory” means, as the context requires, either (a) the PTC Territory or the Akcea Territory, or (b) the PTC Territory and the Akcea Territory together.
1.86    “Third Party” means any Person that is neither a Party nor an Affiliate of a Party.
1.87    “Trademark” means trademarks, service marks, certification marks, trade dress, internet domain names, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.
1.88    “TTR” means the gene target, transthyretin (GenBank accession # NM_000371; Gene ID: 7276), or any alternative splice variants, mutants, polymorphisms, and fragments thereof.
1.89    “United States” or “U.S.” means the United States of America and all of its territories and possessions.
1.90    “Valid Claim” means a claim of a Patent Right that (a) in the case of any granted, unexpired United States Patent Right or foreign Patent Right, will not have been donated to the public, disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) in the case of any United States or foreign patent application, is being prosecuted in good faith and will not have been permanently cancelled, withdrawn, or abandoned, provided that (i) no more than [**] years have passed since the earliest date of filing for such application in the United States (unless and until such claim is granted), and (ii) no more than [**] years have passed since the earliest date of filing for such application outside of the United States (unless and until such claim is granted).
1.91    “volanesorsen” means the compound known as ISIS 304801 having the following sequence and chemistry: 5′-AGMeCMeUMeUMeCTTGTMeCMeCAGMeCMeUMeUMeUAMeU-3′. The underlined residues are 2'-O-(2-methoxyethyl) nucleosides (2'-MOE nucleosides). The residues are arranged so that there are five 2'-MOE nucleosides at the 5' and 3' ends of the molecule flanking a gap of ten 2'-deoxynucleosides. The cytosine and uracil bases are methylated at the 5-position. Each of the 19 internucleoside linkages is a phosphorothioate diester linkage. Volanesorsen does not include any product containing Conjugate Technology.
1.92    Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition:	Section:
Acquirer	1.23
Acquired Third Party	15.3.4
Agreement	Preamble
Akcea	Preamble
Akcea Core Technology Patent Rights	10.1.3
Akcea Indemnified Parties	13.1
Akcea Invention	10.1.2
Akcea-Owned Categories	10.1.3
Akcea Proposed Transaction Entity Alliance Manager	7.2.4 5.5
CMO	4.1
Committee	5.2.1
Competitive Infringement	10.3.1
Compulsory Third Party Product	9.5.
Confidential Information	11.1
Cross-Territory Sales	3.10.2
Cross-Territory Sales Notice	3.10.2
Cross-Territory Sales Report	3.10.3
Defense Proceeding	10.2.1(a)
Disclosing Party	11.1
Dispute	15.2
Distributing Party	3.10.2
eCTD	2.5.3
Effective Date	Preamble
Evaluation Package	7.2.1
Exclusive License	6.1.1
Existing Confidentiality Agreement	11.1.4
Expiration of the ROFN Right	7.2.1
Final Offer	7.2.3(b)
FPL	7.1
GAAP	15.13
ICH	1.41
Inbound Licensor	6.2.1
Incremental Tax Cost	15.3.1
Indemnified Party	13.3
Indemnifying Party	13.3
Initial Fee	9.1
Inotersen Buy-Out	7.2.3(a)
Inotersen Buy-Out Option	7.2.3
Inotersen FMV	7.2.3(a)
Ionis Internal ASO Safety Database	3.9.3
Ionis Pharmaceuticals/Akcea Product Regulatory Strategy	2.4.1
JAMS	15.2
Joint Invention	10.1.2
JSC	5.1.1
JSC Evaluation Presentation	7.2.1
Losses	13.1
Market Share Loss Percentage	9.5
Milestone Payment	9.2
Non-Exclusive License	6.1.2
Parties	Preamble
Party	Preamble
Pre-Existing Affiliates	15.3.3
Product Regulatory Strategy	2.4.2
Product Trademark	3.7.1
Promotional Materials	3.5
Proposed Transaction	7.2.1
PTC	Preamble
PTC Commercialization Plan	3.2
PTC Commercialization Targets	3.2
PTC Indemnified Parties	13.2
PTC Invention	10.1.2
PTC Parent	Recitals
Receiving Party	11.1
ROFN Right	7.2.1
Royalty Rate	9.3
Royalty Term	9.4
Securities Acts	11.3.3
SDEA	3.9.2
Selected Final Offer	7.2.3(c)
Selling Party	1.58
Specific Discounts	1.58.4
Subcommittee	5.2
Sublicense	6.4
Sublicensee	6.4
Supply Agreement	4.1
Term	14.1
Third Party Claims	13.1
Valuation Expert	7.2.3(b)
Valuation Notice	7.2.3(b)

ARTICLE 2
DEVELOPMENT; REGULATORY STRATEGY; KNOW-HOW TRANSFER
2.1    Product Development.
2.1.1    As between Akcea and PTC, in the Akcea Territory, Akcea is solely responsible for the Development activities relating to the Products and AKCEA-TTR-LRx in accordance with the terms of the Ionis Pharmaceuticals/Akcea License Agreements, the Strategic Plans and Transition Plans (each as defined therein) and any Regulatory (as defined therein) strategies contemplated under the Ionis Pharmaceuticals/Akcea License Agreements. As between Akcea and PTC, all costs and expenses incurred by or on behalf of Akcea in the performance of such Development activities shall be borne solely by Akcea.
2.1.2    Akcea shall promptly notify PTC (but in any case within [**]) of any Material Changes (as defined in the Ionis Pharmaceuticals/Akcea License Agreements) to the Strategic Plans and any material changes to the Transition Plans that have been approved pursuant to the Ionis Pharmaceuticals/Akcea License Agreements that may affect the Development of the Products in the PTC Territory.
2.1.3    Akcea shall consult with PTC in good faith regarding (a) the conduct and implementation of Akcea’s activities under the Strategic Plans and the Transition Plans relating to the Development of the Products in the PTC Territory, and (b) any Material Change (as defined in the Ionis Pharmaceutical/Akcea License Agreements) prior to their implementation. If any such activities are solely related to the Development of the Products in the PTC Territory, then the Parties will mutually agree to a budget for such activities, and the costs of such activities under such mutually agreed budget will be borne by PTC.
2.1.4    Akcea shall invite PTC to appoint a representative to attend, and such PTC representative shall be permitted to attend, any portions of any JSC or other Subcommittee meetings that are held pursuant to the Ionis Pharmaceuticals/Akcea License Agreements that relate to the Development of any of the Products in the PTC Territory.
2.1.5    PTC will conduct any Phase 4 Clinical Trials that are required or requested in writing by a Regulatory Authority in a country in the PTC Territory as a condition of, or in connection with, obtaining or maintaining Regulatory Approval in such country (whether such Phase 4 Clinical Trial is commenced prior to or after receipt of such Regulatory Approval) or as otherwise determined by PTC to conduct. As between Akcea and PTC, all costs and expenses incurred by or on behalf of PTC in the performance of any such Phase 4 Clinical Trials shall be borne solely by PTC.
2.2    Akcea Progress Reports on Development Activities. PTC shall reasonably assist Akcea with the preparation of any progress updates to be provided to Ionis Pharmaceuticals with respect to the Development of the Products in the PTC Territory as required under the Ionis Pharmaceuticals/Akcea License Agreements. Akcea shall provide to the JSC a progress update regarding any regulatory activities related to a Product that occurred since the last update provided by Akcea to the JSC, including as to timing of obtaining Regulatory Approval for a Product in any country and any events that have occurred or information that has been obtained by Ionis Pharmaceuticals or Akcea relevant to the timing or the likelihood of obtaining Regulatory Approval in any country.
2.3    PTC Progress Reports on Regulatory Activities. PTC shall provide to the JSC a progress update regarding any regulatory activities related to a Product that occurred since the last update provided by PTC to the JSC, including as to timing of obtaining Regulatory Approval for a Product in any country and any events that have occurred or information that has been obtained by PTC relevant to the timing or the likelihood of obtaining Regulatory Approval in any country in the PTC Territory.
2.4    Regulatory Strategy.
2.4.1    All detailed plans for coordination and preparation of Regulatory Filings and Regulatory Approval Applications for market approval for the Products that have been agreed to by Ionis Pharmaceuticals and Akcea pursuant to the Ionis Pharmaceuticals/Akcea License Agreements as of the Effective Date have been disclosed by Akcea to PTC in writing or via the electronic data room hosted in connection with the transactions contemplated hereunder (the “Ionis Pharmaceuticals/Akcea Product Regulatory Strategy”). After the Effective Date, except to the extent required by a Regulatory Authority in a country in the Akcea Territory or as set forth in Section 2.4.2, Akcea may not make any changes to the Ionis Pharmaceuticals/Akcea Product Regulatory Strategy that would have a material adverse effect on the timing or likelihood of obtaining Regulatory Approval in a country in the PTC Territory.
2.4.2    The Parties shall cooperate in good faith to develop a written regulatory strategy for each Product in the PTC Territory for review and approval by the JSC (each, a “Product Regulatory Strategy”). Each Product Regulatory Strategy shall address (a) the activities and the allocation between the Parties of the pre-launch activities to be undertaken by each Party in preparation for the commercial launch of a Product in any country within the PTC Territory; (b) the timeline for the transition of any regulatory responsibilities (including, subject to Section 3.4, pricing and reimbursement approval responsibilities) by Akcea and/or Ionis Pharmaceuticals and their applicable Affiliates to PTC; and (c) the timeline for the assignment and transfer of all Regulatory Approvals, Regulatory Filings and/or any pricing and reimbursement approvals, held by Akcea and/or Ionis Pharmaceuticals with respect to any country in the PTC Territory to PTC in accordance with Section 2.5. By [**] of each Calendar Year, the Parties shall submit an updated version of the Product Regulatory Strategy for such Calendar Year to the JSC for review and approval. Once the JSC has approved a Product Regulatory Strategy, each Party will use Commercially Reasonable Efforts to execute its respective tasks and responsibilities within the time frames set forth in such Product Regulatory Strategy. Each Party will bear its own costs and expenses associated with any activities that such Party performs in support of the implementation of such Product Regulatory Strategy.
2.5    Transfer of Regulatory Filings and Regulatory Approvals.
2.5.1    Within thirty (30) days after the Effective Date, Akcea shall, with respect to each country in the PTC Territory, assign and transfer to PTC the ownership and sponsorship of such Regulatory Approval and any pricing and reimbursement approvals held in its or any of its Affiliate’s or sublicensee’s name in such country, to the extent any exist and to the extent consistent with applicable Law, and provide PTC with copies of all Regulatory Filings relating to the Products in the PTC Territory, including all reports, correspondence and conversation logs and all pre-clinical and clinical data and results related thereto. Thereafter, PTC shall prepare, file and maintain all Regulatory Filings and Regulatory Approvals for the applicable Product in such country. Akcea shall further appoint, and ensure that Ionis Pharmaceuticals and its other Affiliates and sublicensees appoint, PTC as their agent for all matters relating to such Products and Compounds involving Regulatory Authorities in the PTC Territory until all Regulatory Approvals, Regulatory Filings, and any pricing and reimbursement approvals held in its or its Affiliate’s or sublicensee’s name have been transferred to PTC. In addition, Akcea shall ensure that PTC shall have access to all data contained or referenced in Regulatory Approvals and Regulatory Filings in the Akcea Territory that are reasonably necessary for the Exploitation of the Compounds and the Products in the PTC Territory.
2.5.2    Each Party shall own and maintain in its possession all Regulatory Filings and Regulatory Approvals for the Products in its respective Territory.
2.5.3    In addition, within thirty (30) days after the Effective Date, Akcea shall provide to PTC a copy in an appropriate electronic format of all sections of the electronic common technical document (“eCTD”) modules that relate to each of the Products in the Territory that have been agreed to by Akcea and Ionis Pharmaceuticals pursuant to the Ionis Pharmaceuticals/Akcea License Agreements. PTC may use such eCTD to obtain Regulatory Approvals for the Products in the PTC Territory.
2.6    Interactions with Regulatory Authorities.
2.6.1    After the Effective Date, PTC shall be responsible for, and shall take the lead with respect to, all meetings, communications and other interactions with all of the Regulatory Authorities in the PTC Territory, and will deliver, or cause to be delivered, to Akcea for its review copies of all documents and communications received from Regulatory Authorities in the PTC Territory, and, to the extent practicable under the relevant circumstances (e.g., accelerated timeframes for responses or impromptu calls by regulators) will provide Akcea with a reasonable opportunity to review and comment on any such communications and related materials received by or to be submitted to any such Regulatory Authority (and PTC will not unreasonably refuse to implement any reasonable suggestions made by Akcea to such communications or materials). To the extent practicable under the relevant circumstances, Akcea (or, at Akcea’s request, Ionis Pharmaceuticals) will have the right to attend, and PTC will provide Akcea with written notice of and an invitation to, any meeting PTC has formally scheduled or has definitive plans to hold with a Regulatory Authority relating to a Product in the PTC Territory; provided, however, that should Akcea be unable to attend a meeting, PTC will provide a summary of the meeting reasonably promptly thereafter. Following the first meeting with a Regulatory Authority attended by Akcea or Ionis (which Akcea and Ionis will bear its own costs to attend), PTC will reimburse Akcea’s and Ionis’ reasonable travel costs associated with such attendance at any such meetings with Regulatory Authorities if Akcea or Ionis declined to attend such meeting after being provided notice by PTC and either (i) PTC indicated PTC would like Akcea and/or Ionis to attend nonetheless, or (ii) a Regulatory Authority formally requires Akcea or Ionis to attend such meeting.
2.6.2    As soon as reasonably practicable, Akcea will deliver, or cause to be delivered, to PTC for its review copies of all important documents and communications received from Regulatory Authorities in Major Market (as defined in the Ionis Pharmaceuticals/Akcea License Agreements) countries that impact the Development and Commercialization of any of the Products in the PTC Territory.
2.7    Technology Transfer. Akcea will promptly deliver, or cause to be delivered, to PTC or one or more of PTC’s designated Affiliates copies of all Know-How in Akcea’s and Ionis Pharmaceutical’s possession related to the Products in the PTC Territory that has not previously been provided to PTC for use solely in accordance with the licenses granted to PTC under Section 6.1.
2.8    Conversion of NEURO-TTR OLE Study. As soon as reasonably practicable, Akcea will use Commercially Reasonable Efforts to coordinate with PTC to convert all patients in the PTC Territory in the Phase 3 NEURO-TTR OLE study to a Phase 4 Clinical Trial, and PTC will use Commercially Reasonable Efforts to conduct such Phase 4 Clinical Trial, will be responsible for all costs related to such Phase 4 Clinical Trial in the PTC Territory, and PTC will not administer, or permit the administration of, inotersen in such Phase 4 Clinical Trial without a mutually agreed patient monitoring plan. PTC will also assume responsibility for the planning, conduct and expense of any new investigator-initiated studies or post-approval studies in the PTC Territory (e.g., Phase 4 Clinical Trial) mutually agreed to by the Parties. Akcea shall remain responsible for all [**] related to the Phase 3 NEURO-TTR OLE study through [**], after which, provided that Akcea has used Commercially Reasonable Efforts to coordinate with PTC to convert all patients in the PTC Territory in the Phase 3 NEURO-TTR OLE study to a Phase 4 Clinical Trial, PTC will be solely responsible for such [**] in the PTC Territory; provided, further, however, that if, by [**], PTC is unable to convert all patients in the PTC Territory in the Phase 3 NEURO-TTR OLE study to a Phase 4 Clinical Trial due to a delay caused by ANVISA, then the Parties will [**] the obligation to [**] in the PTC Territory until the earlier of (i) the conclusion of such delay, and (ii) [**], after which time PTC will be solely responsible for such [**] in the PTC Territory.
2.9    Class Generic Claims for Products. To the extent PTC intends to make any claims in a Product label or regulatory filing for a Product in the PTC Territory that are class generic to antisense oligonucleotides, Ionis’ generation 2.0 or 2.5 chemistry platform(s), or Conjugate Technology, PTC will provide Akcea with such proposed claims for Akcea’s review and will [**] for such class generic claims in such label or regulatory filing.
ARTICLE 3
COMMERCIALIZATION
3.1    Diligence. Subject to Akcea’s compliance with Section 2.5, PTC shall be solely responsible for, and shall use Commercially Reasonable Efforts to, Commercialize the Product in the PTC Territory at its sole cost and expense, including the pursuit and maintenance of applicable Regulatory Approvals in the PTC Territory and Commercialization of the Products in accordance with the PTC Commercialization Plan. In accordance with the Ionis Pharmaceuticals/Akcea License Agreements, as between Akcea and PTC, Akcea shall be solely responsible for Commercializing the Products in the Akcea Territory at its sole cost and expense, including the pursuit and maintenance of applicable Regulatory Approvals in the Akcea Territory. Each Party shall be solely responsible at its own cost and expense for the Commercialization of the Products in their respective Territory, including the conduct of any post-marketing commitments or studies.
3.2    PTC Commercialization Plan. Within [**] after the receipt of Regulatory Approval for a Product in the PTC Territory, and thereafter within [**] after [**] of each Calendar Year, PTC shall submit to the JSC a written plan that summarizes (a) the status of its Commercialization activities with respect to the Products conducted during the immediately prior Calendar Year, and (b) a list of high-level, specific performance targets for the then-current Calendar Year for each of the Products that are currently in Commercialization in the PTC Territory, for review and approval by the JSC (such performance targets, the “PTC Commercialization Targets” and each such plan, a “PTC Commercialization Plan”). The initial PTC Commercialization Plan will be mutually agreed to by the Parties within [**] after the Effective Date, and will include, among other important Commercial matters, (i) pre-launch, launch, and subsequent Commercialization activities for each Product (which may include, as appropriate at any given time based on the stage of Commercialization, market access strategy, messaging, branding, pricing, a regulatory plan, advertising, education, publication planning, marketing, compliance, and field force training), (ii) key decisions and timelines for Commercialization activities, (iii) key strategies and tactics for implementing those activities, and (iv) a safety section that includes a robust patient monitoring plan. In addition, at each meeting of the JSC, PTC will provide to the JSC a progress update on PTC’s performance of activities related to each Product under the PTC Commercialization Plan (including an update regarding the progress of any named patient or other similar programs), which progress update may take the form of a PowerPoint presentation. For clarity, the performance targets set forth in a PTC Commercialization Plan [**]; provided, however, that if PTC fails to achieve a performance target then [**].
3.3    Patient Safety. For the avoidance of doubt, the Parties acknowledge and agree that, for each Product, PTC will not administer, or permit the administration of, such Product in the PTC Territory until the Parties have mutually agreed on the initial patient monitoring plan described in Section 3.2(iv).
3.4    Pricing and Reimbursement. Notwithstanding anything to the contrary set forth in this Agreement, PTC and its Affiliates and Sublicensees shall take the lead in, and be responsible for, all pricing and reimbursement approval proceedings, discount and rebate strategies and other economic arrangements relating to the Products in the PTC Territory. Akcea shall assist PTC in obtaining pricing and reimbursement approvals in the PTC Territory, including, if required by applicable Law, to submit any pricing and reimbursement approval applications or other Regulatory Filings in Akcea and/or Ionis Pharmaceuticals’ name(s) as reasonably requested by PTC. For the avoidance of doubt, Akcea or Ionis Pharmaceuticals shall be responsible for all pricing and reimbursement approval proceedings, discount and rebate decisions and other economic arrangements relating to the Products in the Akcea Territory.
3.5    Advertising and Promotional Materials. PTC shall develop all sales, promotion and advertising materials relating to the Products (“Promotional Materials”) for use in the PTC Territory, which shall be consistent with the Akcea Product Positioning and Branding Strategy and compliant with applicable Laws and the provisions of the applicable Regulatory Approvals. Akcea shall provide reasonably promptly after the Effective Date and thereafter on a regular basis from time to time marketing, commercialization, medical education, and medical information materials to be adapted by PTC for use in the PTC Territory, and Akcea shall have the right to review the adapted materials and any new materials developed by PTC to ensure that they are consistent in message and quality with the materials being used in the Akcea Territory (and PTC shall not unreasonably refuse to implement material comments or input that Akcea provides with regard to such materials). Akcea shall in good faith consider any comments or input that PTC may have with regard to adapting the Akcea Product Positioning and Branding Strategy for use in the PTC Territory. Copies of all Promotional Materials used by PTC in the PTC Territory will be archived by PTC in accordance with applicable local Law.
3.6    Packaging and Labeling. PTC and its Affiliates or Sublicensees shall be solely responsible for all finished packaging and labeling of the Product to be sold or otherwise distributed in the PTC Territory in accordance with the Akcea Product Positioning and Branding Strategy and specifications for the Product set forth in the applicable Supply Agreement and the Quality Agreement, at PTC’s sole cost and expense.
3.7    Trademarks.
3.7.1    Trademarks. The trademark under which each Product shall be marketed in the PTC Territory shall be determined by the JSC (each a “Product Trademark”). To the extent possible, the same Trademark(s) will be used for the Commercialization of a Product throughout the Territory. PTC shall register the Product Trademarks in the PTC Territory, shall be the exclusive owner of the Product Trademarks in the PTC Territory and, subject to Section 14.3.7, shall take all such actions as are required to continue and maintain in full force and effect and defend in the PTC Territory the Product Trademarks and related registrations, in each case at its sole cost and expense. Akcea shall register the Product Trademarks in the Akcea Territory in its sole discretion, shall be the exclusive owner of the Product Trademarks in the Akcea Territory, and shall be responsible for the filing, prosecution, defense and maintenance before all trademark offices in the Akcea Territory of the Product Trademarks applicable to the Product, in each case at its sole cost and expense. The Parties shall reasonably consult with each other with respect to matters relating to the Product Trademarks. To the extent any Product Trademarks specific to the brand names TEGSEDI (for inotersen) and WAYLIVRA (for volanesorsen) are registered or are the subject of pending applications for registration by Akcea as of the Effective Date in the PTC Territory, Akcea will use commercially reasonable efforts to transition those registrations or applications to PTC pursuant to a mutually-agreed timeline, following which PTC will be responsible for the prosecution, defense and maintenance before all trademark offices in the PTC Territory of such Product Trademarks, in each case at PTC’s sole cost and expense. In addition, to the extent either Party uses Product-specific URLs, those URLs will be owned and maintained by the respective Party in that party’s Territory, in each case at such Party’s sole cost and expense, and to the extent any URLs specific to the brand names TEGSEDI (for inotersen) and WAYLIVRA (for volanesorsen) are owned by Akcea as of the Effective Date in the PTC Territory, Akcea will use commercially reasonable efforts to transition those URLs to PTC pursuant to a mutually-agreed timeline. The Parties shall reasonably consult with each other with respect to matters relating to Product-specific URLs.
3.7.2    Trademark Licenses. Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a license to use the Product Trademarks for the packaging, marketing, sale and promotion of the applicable Product in accordance with the terms of this Agreement and with trademark usage guidelines to be developed by the JSC.
3.8    Patient Assistance Programs. PTC shall be solely responsible for the conduct of any expanded access, early access, free-of-charge and other programs with respect to the Products in the PTC Territory. PTC shall be responsible for ensuring that such programs shall be consistent with any global safety monitoring standards provided by Akcea to the JSC and approved by the JSC for use in the PTC Territory.
3.9    Adverse Event Reporting; Global Safety Database.
3.9.1    PTC shall be responsible for reporting all adverse drug experiences associated with the Products in the PTC Territory to applicable Regulatory Authorities. Akcea shall be responsible for reporting all adverse drug experiences associated with the Products in the Akcea Territory to applicable Regulatory Authorities. Akcea shall also be responsible for establishing, holding and maintaining the global safety database for the Compounds and the Products in the Territory.
3.9.2    Within [**] after the Effective Date, the Parties shall enter into a mutually-agreed safety data exchange agreement (the “SDEA”), which agreement shall provide for the exchange by the Parties of any information of which a Party becomes aware concerning any adverse event experienced by a subject or patient being administered any Product, whether or not such adverse event is determined to be attributable to any Compound or Product, including any such information received by either Party from any Third Party (subject to receipt of any required consents from such Third Party). It is understood that each Party and its Affiliates and licensees or sublicensees shall have the right to disclose such information if such disclosure is reasonably necessary to comply with applicable Laws as well as requirements of any applicable Regulatory Authority.
3.9.3    Ionis’ Internal Antisense Safety Database.
(a)    Ionis Pharmaceuticals maintains an internal database that includes information regarding the tolerability of its drug compounds, individually and as a class, including information discovered during pre-clinical and clinical development (the “Ionis Internal ASO Safety Database”). In an effort to maximize understanding of the safety profile and pharmacokinetics of Ionis’ and Akcea’s compounds, PTC will cooperate in connection with populating the Ionis Internal ASO Safety Database. To the extent collected by PTC and in the form in which PTC uses/stores such information for its own purposes, PTC will provide Akcea with information concerning toxicology, pharmacokinetics, safety pharmacology study(ies), serious adverse events and other safety information related to each Product as soon as practicable following the date such information is available to PTC (but not later than [**] after PTC’s receipt of such information). In connection with any reported serious adverse event, PTC will provide Akcea all serious adverse event reports, including initial, interim, follow-up, amended, and final reports. In addition, with respect to a Product, PTC will provide Akcea with copies of Annual safety updates filed with each IND and the safety sections of any final Clinical Study reports within [**] following the date such information is filed or is available to PTC, as applicable. Furthermore, PTC will promptly provide Akcea with any supporting data and answer any follow-up questions reasonably requested by Akcea. All such information disclosed by PTC to Akcea will be PTC Confidential Information; provided, however, that such PTC Confidential Information may be disclosed (i) by Akcea to Ionis to satisfy Akcea’s obligations to Ionis under the Ionis Pharmaceuticals/Akcea License Agreements, (ii) by Akcea and/or Ionis to Ionis’ other partners if such information is regarding class generic properties of oligonucleotides, or (ii) to any Third Party, in each case, so long as Akcea or Ionis does not disclose the identity of a Product or PTC. PTC will deliver all such information to Akcea for the Ionis Internal ASO Safety Database to Akcea Therapeutics, Inc., 22 Boston Wharf Road, Boston, Massachusetts 02210, Attention: Chief Medical Officer (or to such other address/contact designated in writing by Akcea). PTC will also cause its Affiliates and Sublicensees to comply with this Section 3.9.3(a).
3.9.4    From time to time, Akcea and Ionis will utilize the information in the Ionis Internal ASO Safety Database to conduct analyses to keep Ionis and Akcea, and their respective partners, informed regarding class generic properties of ASOs, including with respect to safety. As such, if and when Ionis or Akcea identifies safety or other related issues that may be relevant to a Product (including any potential class-related toxicity), Akcea will promptly inform PTC of such issues and, if requested, provide the data supporting Akcea’s conclusions.
3.10    Cross Territory Sales.
3.10.1    Each Party shall use Commercially Reasonable Efforts (consistent with any applicable Law) to obligate its sublicensees, distributors or wholesalers to not deliver or cause to be delivered Product outside such Party’s Territory and to not sell any Product to a purchaser if in either case such sublicensees, distributors or wholesalers know, or have reason to believe, that such purchaser intends to remove such Product from such Party’s Territory for the purpose of sales or use by patients of Product in the other Party’s Territory.
3.10.2    If either Party becomes aware that (i) a Product distributed and sold by a Party (the “Distributing Party”), its Affiliates, sublicensees, distributors or wholesalers is imported, distributed or sold in or to a country in the other Party’s Territory (“Cross-Territory Sales”), and (ii) such Cross-Territory Sales (calculated by reference to the other Party’s relevant average selling price(s), adjusted for different dosages) in such country in any calendar year reach or exceed [**] percent ([**]%) of the aggregate Net Sales (with such net sales by Akcea, its Affiliates or licensees determined in the same manner as Net Sales hereunder, mutatis mutandis) of the applicable Product in such country during the same period, then such Distributing Party shall promptly notify the other Party (the “Cross-Territory Sales Notice”).
3.10.3    Within [**] after receipt or delivery, as the case may be, of such Cross-Territory Sales Notice, the Distributing Party shall prepare and submit to the other Party a written plan providing in reasonable detail the commercially reasonable steps and actions the Distributing Party, its Affiliates and its sublicensees, wholesalers and distributors shall take (consistent with any applicable Law) to prevent or limit the continued entry of Products into the other Party’s Territory from the Distributing Party’s Territory (the “Cross-Territory Sales Report”) and present such report to the JSC for review and comment. From and after the JSC’s adoption of such report, amended as the JSC may decide, the Distributing Party shall (a) use Commercially Reasonable Efforts (consistent with any applicable Laws) to implement the measures specified in such Cross-Territory Sales Report, (b) monitor and evaluate compliance with the requirements of the Cross-Territory Sales Report, and (c) assess, on a regular basis and in no event less often than [**], whether the conduct of the activities required by the Cross-Territory Sales Report have been successful in preventing or limiting the entry of Products from the Distributing Party’s Territory into the other Party’s Territory; provided that so long as the Distributing Party is in compliance with Sections 3.10.1 and 3.10.3(a)-(c), the failure of the measures specified in the applicable Cross-Territory Sales Report to actually prevent or limit the entry of Product from the Distributing Party’s Territory into the other Party’s Territory shall not be considered a material breach of this Agreement.
ARTICLE 4
MANUFACTURING
4.1    Supply Agreement. Within [**] after the Effective Date, the Parties shall negotiate in good faith a manufacturing and supply agreement (the “Supply Agreement”) that sets forth mutually agreed terms and conditions under which Akcea and/or Ionis Pharmaceuticals, as applicable, will manufacture and supply, or cause to be manufactured and supplied by one or more Third Parties selected by Akcea, Drug Product for the Products to PTC, in quantities reasonably sufficient to support Commercialization of the Products by PTC and its Affiliates and Sublicensees in the PTC Territory through [**]. Akcea will sell to PTC, and PTC will purchase from Akcea, such Drug Product under the Supply Agreement in accordance with a mutually agreed forecast and supply schedule. Notwithstanding anything to the contrary set forth in this Section 4.1, PTC shall have the right, and Akcea shall in good faith support PTC, to enter into one or more supply agreement(s) for the supply of API and/or Drug Product for one (1) or more of the Products directly with Akcea’s or its Affiliate’s contract manufacturing organization(s) (“CMO(s)”).
ARTICLE 5
MANAGEMENT OF THE COLLABORATION

Confidential

5.1    Joint Steering Committee and Subcommittees.
5.1.1    The Parties hereby establish the Joint Steering Committee (the “JSC”) to serve as the high-level oversight and decision-making body for the activities to be conducted by the Parties pursuant to this Agreement, as more fully described in this ARTICLE 5. The Parties anticipate that the JSC will not be involved in day-to-day implementation of the activities under this Agreement, but shall serve as the high-level oversight and decision-making body during the Term of this Agreement. The JSC may establish subcommittees as set forth in Section 5.2.
5.1.2    Responsibilities. The JSC shall perform the following functions, subject to the final decision-making authority of the respective Parties as set forth in Section 5.4:
(a)    review the progress reports submitted by Akcea pursuant to Section 2.2 on the status of Development activities conducted by Akcea and Ionis Pharmaceuticals and the timing and likelihood of obtaining Regulatory Approval in any country within the PTC Territory;
(b)    review and approve the Product Regulatory Strategy for each Product in the PTC Territory developed by the Parties pursuant to Section 2.4.2 and each annual update thereto;
(c)    review the PTC Commercialization Plan submitted by PTC each Calendar Year pursuant to Section 3.2;
(d)    review and approve the Product Trademark to be used in connection with the Commercialization of such Product in the PTC Territory, and develop any trademark usage guidelines relating to each such Product Trademark, it being understood that each party shall independently make the decisions set forth in Section 7;
(e)    serve as a forum for discussions on market access, reimbursement and pricing strategy globally;
(f)    review and approve global safety monitoring standards provided by Akcea; and
(g)    review and approve the PTC Commercialization Targets for a Calendar Year as set forth in the PTC Commercialization Plan submitted by PTC to the JSC as set forth in Section 3.2.
For clarity, the JSC shall not have any authority beyond the specific matters set forth in this Section 5.1.2, and in particular shall not have any power to amend or modify the terms of this Agreement or waive a Party’s compliance with this Agreement.
5.2    Formation and Dissolution of Subcommittee(s). The JSC may in its discretion, establish subcommittees from time to time to handle specific matters within the scope of the JSC’s area of authority and responsibility (each, a “Subcommittee”), and no Subcommittee’s authority and responsibility may be greater than that of the JSC itself. Each Subcommittee shall have such authority and responsibility as determined by the JSC from time to time, and decisions and recommendations of any Subcommittee shall be made in accordance with Section 5.4. The JSC shall determine when each Subcommittee it forms shall be dissolved.
5.2.1    Membership. Each of the JSC and each Subcommittee (each, a “Committee”) shall be composed of an equal number of representatives appointed by each of Akcea and PTC. Each Committee shall be comprised of [**] representatives of each Party, or such other number as agreed upon by such Committee which may be less in number for any Subcommittee. Each individual appointed by a Party as a representative to a Committee shall be an employee of such Party, except that Akcea may appoint no more than [**]from Ionis Pharmaceuticals as one of its representatives to the JSC. Either Party may replace any or all of its Committee representatives at any time upon written notice to the other Party which notice may be given by e-mail sent to the other Party’s co-chairperson of such Committee. Each Committee shall be co-chaired by one designated representative of each Party, which in the case of Akcea, may not be a representative from Ionis Pharmaceuticals. Any member of a Committee may designate a substitute to attend and perform the functions of that member at any meeting of such Committee, subject to Akcea’s requirement to appoint no more than [**] of its representatives from Ionis Pharmaceuticals and subject to the other requirements set forth in this Section 5.2.1. Notwithstanding the foregoing, each Party shall ensure at all times during the existence of a Committee, its representatives on such Committee are appropriate in terms of seniority, experience, expertise and decision-making authority.
5.3    Meetings.
5.3.1    The co-chairpersons shall be responsible, with respect to their Committee for (a) calling meetings; (b) preparing and circulating an agenda in advance of each meeting; provided, that the co-chairpersons shall include any agenda items proposed by either Party on such agenda; (c) ensuring that all decision-making is carried out in accordance with the voting and dispute resolution mechanisms set forth in this Agreement; and (d) preparing and issuing minutes of each meeting within [**] (or such shorter time as is agreed by the relevant Committee) thereafter. The location of regularly scheduled meetings shall alternate between Akcea’s offices located in Cambridge, Massachusetts, and PTC’s offices located in Dublin, Ireland, unless otherwise agreed by such Committee. Such Committee may also determine that a meeting will instead be held telephonically, by video conference or by any other media. For the avoidance of doubt, each Party may designate the same individual as a representative on more than one Committee, except that Akcea may not appoint a representative from Ionis Pharmaceuticals to any Committee other than the JSC. Each representative of a Party on a Committee shall be subject to confidentiality obligations no less stringent than those set forth in ARTICLE 11. Each Party will bear all expenses it incurs in regard to participating in all meetings of each Committee, including all travel and living expenses.
5.3.2    The JSC shall meet at least [**], and more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree.
5.4    Decision-Making.
(a)    Escalation to JSC. Except as otherwise provided herein, all decisions of each Committee shall be made by consensus, with all of a Party’s voting members collectively having one (1) vote. Decisions of each Committee shall be made by unanimous vote. If a Committee other than the JSC is incapable of reaching unanimous agreement on a matter before it within [**], the matter shall be referred to the JSC for resolution. If the JSC is incapable of reaching unanimous agreement on a matter before it within [**], the matter shall be resolved in accordance with Section 5.4(b) (and, if applicable, Section 5.4(c)).
(b)    Escalation to the Executive Officers. If the JSC cannot agree on a matter within [**] after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. The Parties’ respective Executive Officers shall meet within [**] after such matter is referred to them and shall negotiate in good faith to resolve the matter.
(c)    Escalation to the Parties. If the Executive Officers are unable to resolve the matter within [**] after the matter is referred to them, then the issue shall be finally resolved as follows:
(i)    PTC shall have final decision-making authority with respect to any disputes solely affecting [**], except for the determination as to whether (y) [**], or (z) [**];
(ii)    Akcea shall have final decision-making authority with respect to whether [**];
(iii)    while the JSC shall serve as the forum for the Parties for discussions on market access, reimbursement and pricing strategy globally, notwithstanding anything to the contrary set forth herein, each Party shall have sole authority with regard to setting pricing and reimbursement policies for each Product in their respective Territory but shall take into account the global impact of these decisions; and
(iv)    with respect to any other dispute not specifically falling under Section 5.4(c)(i) – 5.4(c)(iii) above, neither Party shall have final decision-making authority with respect to such dispute.
provided, however, that (y) in no event shall any Committee or any Party alone have the power or authority to (1) amend this Agreement, (2) determine that a Party has fulfilled its obligations under Agreement or that the other Party has breached this Agreement, (3) make a decision that expressly requires the mutual agreement of the Parties or (4) require any Party to perform any act that such Party reasonably believes to be inconsistent with any Law. Any decision made by the Executive Officers in accordance with Section 5.4(b) or by a Party in accordance with this Section 5.4(c) shall be considered a decision made by the JSC.
5.5    Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual (who may not be a then-current member of the JSC or, in the case of Akcea, a representative of Ionis Pharmaceuticals) to act as alliance manager for such Party (each, an “Alliance Manager”). Each Alliance Manager shall thereafter be permitted to attend meetings of the JSC as a nonvoting observer, subject to the confidentiality provisions of ARTICLE 11. The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement. The Alliance Managers shall also be responsible for assisting the JSC in performing its oversight responsibilities. The name and contact information for each Party’s Alliance Manager, as well as any replacement chosen by such Party, in its sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 15.6.
5.6    Authority. In furtherance thereof, each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion will be delegated to or vested in the JSC or any other Subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.
ARTICLE 6
GRANT OF LICENSES
6.1    License Grant. Subject to the terms and conditions of this Agreement, Akcea grants to PTC, and PTC accepts:
6.1.1    an exclusive (even as to Akcea and its Affiliates, including Ionis Pharmaceuticals), royalty-bearing, non-transferable (except in accordance with Section 15.3), sublicensable (subject to Section 6.4) license under the Akcea Product-Specific IP to Exploit the Compounds and the Products in the PTC Territory (the “Exclusive License”); and
6.1.2    a non-exclusive, royalty-bearing, non-transferable (except in accordance with Section 15.3), sublicensable (subject to Section 6.4) license under the Akcea Core Technology IP and Akcea Manufacturing IP to (a) Exploit the Compounds and the Products in the PTC Territory, and (b) Manufacture the Compounds and the Products in the Territory to the extent provided in the Supply Agreement and Section 4.1 (the “Non-Exclusive License”).
Notwithstanding anything to the contrary set forth herein, until the date of payment in full of the Initial Fee by PTC, the license grants to PTC with respect to Compounds and Products containing volanesorsen may not be exercised by PTC, provided that (a) the obligations of the Parties under ARTICLE 7 shall remain in full force and effect; and (b) neither Akcea, Ionis Pharmaceuticals, nor any of their Affiliates shall otherwise encumber the Products, Compounds or the Akcea IP relating to volanesorsen.
6.2    In-License Agreements.
6.2.1    PTC acknowledges and agrees that the rights, licenses and sublicenses granted by Akcea to PTC in this Agreement are subject to the terms of the In-License Agreements, the scope of the licenses granted to Akcea or the applicable Affiliate thereunder and the rights granted to or retained by Ionis Pharmaceuticals, the Third Party counterparties, and any other Third Parties (each, an “Inbound Licensor”) set forth therein. Akcea has, prior to the Effective Date, provided PTC with a true and complete copy of each Existing In-License Agreement.
6.2.2    If, after the Effective Date, Akcea or any of its Affiliates enters into a Future In-License Agreement with a Third Party pursuant to which Akcea (or, subject to Section 15.3, any of its Affiliates) obtains Control over a Third Party’s Know-How or Patent Right that is necessary for the Exploitation of a Product in the PTC Territory, such Third Party’s Know-How or Patent Rights shall be included in the license granted to PTC under Section 6.1.1 and considered Akcea IP hereunder if PTC agrees in writing to pay Akcea any and all costs arising under such Future In-License Agreement as they apply to such Product in the PTC Territory. Akcea shall provide PTC with a true and complete copy of each of any Future In-License Agreement promptly after such Future In-License Agreement has been fully executed and delivered by the parties thereto.
6.2.3    PTC covenants to Akcea to comply with, and to cause its Affiliates and Sublicensees to comply with, the terms and conditions of the In-License Agreements. To the extent there is a conflict between any of the terms of any In-License Agreement and the rights granted to PTC hereunder (including with respect to any sublicensing rights, diligence obligations, Prosecution and Maintenance, enforcement and defense rights), the terms of such In-License Agreement shall control with respect to the Know-How and Patent Rights owned or controlled by, or subject to the rights of, such Inbound Licensor under such In-License Agreement.
6.2.4    The Parties acknowledge that the terms of any In-License Agreement may be subject to interpretation. The Parties shall cooperate with each other in good faith to support each other in complying with each other’s obligations under each In-License Agreement. Without limitation to the foregoing, the Parties shall, from time to time, upon the reasonable request of either Party, discuss the terms of any applicable In-License Agreement and agree upon, to the extent reasonably possible, a consistent interpretation of the terms of such In-License Agreement in order to, as fully as possible, allow each Party to comply with the terms of such In-License Agreement. If a Party believes an interpretation is or may be incorrect, such Party shall share such conclusion or information with the other Party, subject to any confidentiality obligations owed by Akcea to the relevant Inbound Licensor, and the Parties shall discuss such conclusion or information.
6.2.5    Without limiting the foregoing, PTC shall prepare and deliver to Akcea any additional reports required under the applicable In-License Agreements of Akcea, in each case (a) sufficiently in advance to reasonably enable Akcea to comply with its obligations under the applicable In-License Agreements, and (b) to the extent that Akcea provides reasonable notice to PTC regarding any such report and the requirements thereto.
6.3    Effect of Termination on Sublicenses. If any In-License Agreement terminates for any reason PTC will, from the effective date of such termination, automatically become a direct licensee of the Inbound Licensor with respect to the rights sublicensed to PTC by Akcea; so long as (i) PTC is not in material breach of this Agreement, (ii) PTC agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to it by Akcea, and (iii) PTC agrees to pay directly to the applicable Inbound Licensor PTC’s payment under this Agreement to the extent applicable to the rights sublicensed to it by Akcea. Akcea agrees that it will confirm clause (i) of the foregoing in writing at the request and for the benefit of PTC. Without limiting the generality of the foregoing and in furtherance thereof, contemporaneous with the execution of this Agreement, as of the Effective Date, Ionis Pharmaceuticals has executed and delivered to PTC a written acknowledgement and consent in the form mutually agreed by the Parties.
6.4    PTC’s Sublicensing Rights. PTC may grant and authorize sublicenses under the rights granted to it under Section 6.1 to any of its Affiliates and to any Third Parties that are Permitted Sublicensees (each such Affiliate or Permitted Sublicensees, a “Sublicensee”). PTC shall provide Akcea with a fully-executed copy of any agreement (redacted as necessary to protect confidential or commercially sensitive information that is not necessary for Akcea to determine PTC’s compliance with this Agreement or for Akcea to comply with the In-License Agreements) reflecting any such sublicense promptly (but no later than [**]) after the execution thereof (a “Sublicense”). PTC assumes full responsibility, and shall remain primarily liable, for causing the performance of all obligations of each of its Sublicensees, and will itself pay and account to Akcea for all payments due under this Agreement by reason of operation of any such Sublicense. Each Sublicense must be consistent with, and require its Sublicensee to meet, all applicable obligations and requirements of the In-License Agreements.
6.5    Licenses to Akcea. Subject to the terms and conditions of this Agreement, PTC hereby grants to Akcea, and Akcea accepts, a non-exclusive, royalty-free, non-transferable (except in accordance with Section 15.3), sublicensable (only to Permitted Sublicensees) license under the PTC Product-Specific IP to Exploit any products anywhere in the world, except that such license shall not apply to the Exploitation of any Products in the PTC Territory being Exploited by PTC or its Affiliates or Sublicensees. Akcea assumes full responsibility, and shall remain primarily liable, for causing the performance of all obligations of each of its Sublicensees. Each Sublicense must be consistent with, and require its Sublicensee to meet, all applicable obligations and requirements of the In-License Agreements.
6.6    No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest, license right or other right in any Know-How, Patent Rights or other intellectual property rights of the other Party or any of its Affiliates, including items owned, controlled, developed or acquired by the other Party or any of its Affiliates, or provided by the other Party to the first Party at any time pursuant to this Agreement.
6.7    Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by a Party to the other, including those set forth in Section 6.1 and 6.4, are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy

Confidential

Code or any foreign counterpart thereto, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or any foreign counterpart thereto. The Parties agree that the Parties shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterpart thereto. All payments to be made by PTC under this Agreement or any ancillary agreement (such as any supply agreement), including the Initial Fee, milestone payments and royalties, shall be considered “royalties” for purposes of Section 365(n) of the U.S. Bankruptcy Code.
ARTICLE 7
EXCLUSIVITY; RIGHT OF FIRST NEGOTIATION
7.1    Exclusivity.
7.1.1    Exclusivity Covenants. Except in the performance of its obligations or exercise of its rights under this Agreement and except as set forth in Section 7.1.2 or Section 7.2, subject to the terms of this Agreement, neither Party nor any of its respective Affiliates shall, either alone or with or for any Third Party, work independently or for or with any Third Party (including the grant of any license to any Third Party) with respect to the Commercialization in the PTC Territory of an oligonucleotide that is designed to bind to the RNA that encodes TTR, from the Effective Date until, on a country-by-country basis in the PTC Territory, [**].
7.1.2    Limitations and Exceptions to Akcea’s Exclusivity Covenants. Notwithstanding anything to the contrary in this Agreement, Akcea’s practice of the following will not violate Section 7.1.1:
(a)    Any activities pursuant to the Prior Agreements as in effect on the Effective Date;
(b)    The granting of, or performance of obligations under, Permitted Licenses;
(c)    The exercise of Akcea’s rights under Section 7.2; and
(d)    Subject to Section 7.2, the Commercialization of AKCEA-TTR-LRx in the PTC Territory.
7.2    Right of First Negotiation; Inotersen Buy-Out.
7.2.1    During the Term and subject to the terms of this Agreement, Akcea hereby grants to PTC a right of first negotiation (the “ROFN Right”) to Commercialize AKCEA-TTR-LRx on an exclusive basis in the PTC Territory (the “Proposed Transaction”). Akcea and Ionis shall not enter into any agreement or grant any license to AKCEA-TTR-LRx inconsistent with the provisions of this Section 7.2. As soon as reasonably practicable following completion of the [**], Akcea shall prepare and provide to PTC a data package containing at a minimum [**] (the “Evaluation Package”) and shall make a presentation to the JSC that covers at a minimum [**] (the “JSC Evaluation Presentation”). Both Parties shall require appropriate internal and external experts reasonably necessary to present and evaluate the Evaluation Package and JSC Evaluation Presentation to attend such JSC meeting, and such JSC meeting shall allow sufficient time for the experts to engage in a robust question and answer session. Within [**] after the later of Akcea’s delivery of the Evaluation Package and JSC Evaluation Presentation, PTC shall indicate to Akcea in writing whether it wishes to enter into the Proposed Transaction and, if PTC indicates that it wishes to enter into the Proposed Transaction, the Parties shall negotiate in good faith mutually agreeable terms pursuant to which the Parties would enter into such Proposed Transaction, including agreement on an upfront fee and regulatory milestone payments commensurate with the value of AKCEA-TTR-LRx at such time, provided that the royalty rate for AKCEA-TTR-LRx shall be the same as the royalty rate and royalty term for inotersen under Section 9.3. If either (a) PTC indicates it does not wish to enter into such Proposed Transaction, (b) PTC fails to indicate its interest within such [**] period or (c) PTC indicates it wishes to enter into such Proposed Transaction but the Parties fail to execute a definitive agreement with respect to such Proposed Transaction within [**] after Akcea’s receipt of PTC’s indication of interest, then the ROFN Right shall expire (the “Expiration of the ROFN Right”).
7.2.2    Within [**] after the Expiration of the ROFN Right, Akcea shall notify PTC whether Akcea, Ionis Pharmaceuticals and/or one of their respective Affiliates plans (a) [**], or (b) [**]. If Akcea fails to notify PTC within such [**] period, then Akcea shall automatically be deemed to have exercised the Inotersen Buy-Out Option, in which case the procedures set forth in Sections 7.2.3(a) – (d) shall apply.
7.2.3    If Akcea either (i) gives PTC notice pursuant to Section 7.2.2(a) that [**], or (ii) fails to provide any notice to PTC within the [**] period provided in Section 7.2.2, then PTC may by written notice to Akcea within [**] thereafter exercise its option for Akcea to purchase back PTC’s rights to inotersen (the “Inotersen Buy-Out Option”), in which case the following procedure shall apply:
(a)    the Parties shall meet to discuss in good faith a written amendment to this Agreement pursuant to which Akcea would make a one-time payment to PTC based on the [**], taking into account, among other relevant factors, [**] (the “Inotersen FMV”) in exchange for the [**] and the [**] (the “Inotersen Buy-Out”).
(b)    If the Parties cannot agree upon and execute such an amendment within [**] after Akcea has exercised the Inotersen Buy-Out Option, then within [**] after the expiration of such [**] period, each Party shall provide the other Party in writing with such Party’s last best offer with respect to the Inotersen FMV and the terms and conditions of the Inotersen Buy-Out in writing (each, a “Final Offer). If the Parties cannot promptly choose one Party’s Final Offer to apply to the Inotersen Buy-Out, then either Party shall at any time have the right, upon written notice to the other Party (a “Valuation Notice”), to engage one (1) independent, impartial and neutral Third Party valuation expert (a “Valuation Expert”) to determine which Party’s Final Offer shall apply to the Inotersen Buy-Out. The Valuation Expert shall be mutually agreed to by the Parties; provided that if the Parties cannot agree on one (1) Valuation Expert within [**] after a Party provides the other party with a Valuation Notice, then each Party shall select one (1) Third Party Valuation Expert and those two (2) Third Party Valuation Experts will select the one (1) Valuation Expert within [**] thereafter, which one (1) Valuation Expert selected shall determine which Party’s Final Offer shall apply to the Inotersen Buy-Out; provided further that any selected Valuation Expert shall not be a current or former employee, officer, director, consultant or subcontractor of either Party or any of its Affiliates. The Parties shall use their best efforts to cooperate in good faith and cause the Valuation Expert to be retained as soon as possible after the selection of such Valuation Expert after a Party provides the other Party with a Valuation Notice.
(c)    Each Party shall submit to the Valuation Expert and the other Party (i) the Final Offer such Party provided to the other Party pursuant to clause (b) above and such information concerning the Inotersen FMV as such Party may deem appropriate, within [**] after the retention of the Valuation Expert, and (ii) such other information as may be requested by the Valuation Expert within [**] after such request. Any such information provided to the Valuation Expert by a Party shall be simultaneously provided to the other Party. The Valuation Expert shall determine the Inotersen FMV and the terms and conditions of the Inotersen Buy-Out within [**] after its receipt of the Final Offer by selecting one (1) or the other of the two (2) Final Offers submitted by the Parties (such selected Final Offer, the “Selected Final Offer”), which determination shall take into account, among other relevant factors, [**]. The Valuation Expert’s determination will be final and shall serve as the only terms and conditions for the Inotersen Buy-Out. The Valuation Expert shall promptly notify the Parties of such Selected Final Offer in writing. Upon such notification, unless Akcea provides written notice to PTC under Section 7.2.3(d) below, the Parties shall in good faith promptly perform the terms and conditions of the Selected Final Offer.
(d)    Notwithstanding the foregoing, if the Valuation Expert selects PTC’s Final Offer as the Selected Final Offer, then within [**] after the date the Valuation Expert notifies the Parties of such Selected Final Offer, Akcea may provide written notice to PTC that Akcea does not desire to consummate the Inotersen Buy-Out under the terms and conditions of the Selected Final Offer. If Akcea provides such a written notice to PTC within such [**] period, then (i) Akcea will have no obligation to consummate the Inotersen Buy-Out under the terms and conditions of the Selected Final Offer, and (ii) unless otherwise mutually agreed to by the Parties in writing, neither Akcea, Ionis Pharmaceuticals nor any of their respective Affiliates will sell AKCEA-TTR-LRx in the PTC Territory during the Royalty Term for inotersen.
7.2.4    If Akcea, Ionis Pharmaceuticals and/or one of their respective Affiliates (as the case may be, an “Akcea Proposed Transaction Entity”) elects to enter into a Proposed Transaction with a Third Party, then such Akcea Proposed Transaction Entity will have the right, but not the obligation, to enter into such a Proposed Transaction, provided that the terms of such a Proposed Transaction entered into by such Akcea Proposed Transaction Entity within [**] after the Expiration of the ROFN Right must be [**]. Akcea shall provide an unredacted copy of the fully-executed agreement that the Akcea Proposed Transaction Entity enters into with such Third Party for the Proposed Transaction, so that PTC may verify that Akcea has complied with this Section 7.2.4. After the [**] anniversary of the Expiration of the ROFN Right, an Akcea Proposed Transaction Entity will have the right, but not the obligation, to enter into a Proposed Transaction on any terms (including on terms that are [**]), in Akcea’s sole discretion.
ARTICLE 8
GENERAL PROVISIONS RELATING TO COLLABORATION
8.1    Compliance. All Development, Manufacturing and Commercialization activities conducted by a Party under this Agreement shall be conducted in compliance with applicable Laws, including cGMP, cGLP and cGCP.
8.2    Subcontracting. Each Party shall have the right to engage Affiliates or Third Party subcontractors to perform certain of its obligations under this Agreement at its sole discretion. Any Affiliate or Third Party subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity; provided that, any Party engaging an Affiliate or Third Party subcontractor hereunder shall remain principally responsible and obligated for such activities. In addition, each Party engaging a subcontractor with respect to its obligations shall in all cases use commercially reasonable efforts to retain or obtain exclusive Control of any and all Know-How, Patent Rights or other intellectual property created by such subcontractor directly related to such subcontracted activity.
8.3    Records and Audits. Each Party shall, and shall require its Affiliates and subcontractors to, maintain materially complete, current and accurate hard and electronic (as applicable) copies of records of all work conducted pursuant to its Development, Manufacturing and Commercialization activities under this Agreement, and all results, data, developments and Know-How made in conducting such activities. Such records shall accurately reflect all such work done and results achieved in sufficient detail and in good scientific manner appropriate for applicable patent and regulatory purposes.
ARTICLE 9
INITIAL FEE; MILESTONES AND ROYALTIES; PAYMENTS
9.1    Initial Fee. In partial consideration for the rights and licenses granted to PTC hereunder, PTC shall pay to Akcea a total amount of eighteen million U.S. Dollars ($18,000,000) in the following manner (together, the “Initial Fee”):
9.1.1    A non-refundable, non-creditable, irrevocable payment of twelve million U.S. Dollars ($12,000,000) within ten (10) Business Days after the Effective Date.
9.1.2    A non-refundable, non-creditable, irrevocable payment of six million U.S. Dollars ($6,000,000) to be paid within thirty (30) days of receipt of Regulatory Approval from the FDA or the EMA of volanesorsen.
9.2    Regulatory Milestone Payments. In further consideration for the rights and licenses granted to PTC hereunder, on a Product-by-Product basis, PTC shall pay Akcea a non-refundable, non-creditable, irrevocable milestone payment of four million U.S. Dollars ($4,000,000) upon the first achievement for each such Product of receipt of Regulatory Approval from ANVISA (each, a “Milestone Payment”). PTC shall pay each Milestone Payment within thirty (30) days after receipt by PTC of formal written notice from ANVISA has granted Regulatory Approval for a Product for Brazil. For purposes of clarity, the maximum aggregate payments under this Section 9.2 shall be eight million U.S. dollars ($8,000,000).
9.3    Royalties. In further consideration of the licenses and other rights granted to PTC, on a country-by-country and Product-by-Product basis, during the Royalty Term, PTC shall pay to Akcea royalties in respect of Net Sales of such Product by PTC, its Affiliates and Sublicensees in the PTC Territory at a royalty rate of [**] percent ([**]%) of Net Sales (the “Royalty Rate”).
9.4    Royalty Period. PTC’s obligation to pay Akcea the royalties under Section 9.3 above with respect to a Product will continue on a country-by-country and Product-by-Product basis from the Royalty Trigger Date for such Product and will terminate upon the later of: (a) the date of expiration, invalidation or abandonment of the last Valid Claim within the Akcea Patent Rights Covering such Product in the country in which such Product is made, used or sold; (b) ten (10) years from the First Commercial Sale of such Product in Brazil; and (c) expiration of Regulatory Exclusivity for such Product in such country (the applicable “Royalty Term”).
9.5    Royalty Adjustments – Comparable Third Party Product Competition; Compulsory Licensing. If, on a Product-by-Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, (a) Comparable Third Party Product Competition is present with respect to such Product in a country in the PTC Territory during such Calendar Quarter; or (b) a court or other Governmental Authority of competent jurisdiction requires PTC or any of its Affiliates or Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to Commercialize such Product in such country (such Product when sold by such Third Party under subsection (a) or (b), a “Compulsory Third Party Product”), and such Compulsory Third Party Product(s) has a market share of [**] percent ([**]%) or more of the aggregate market in such country of the applicable Product (such market share percentage, the “Market Share Loss Percentage”), then, subject to Section 9.6, the royalty rate under Section 9.3 used to calculate the payment of royalties payable with respect to Net Sales of such Product pursuant to Section 9.3 in such country during such Calendar Quarter shall be reduced by an amount equal to the actual Market Share Loss Percentage. For example, if the Market Share Loss Percentage in a given country in the PTC Territory is [**]%, then the royalty rate under Section 9.3 used to calculate the payment of royalties payable with respect to Net Sales of such Product pursuant to Section 9.3 in such country during such Calendar Quarter shall be reduced by [**]% to a royalty rate of [**]% [**].
9.6    Limits on Deductions. In no event shall the cumulative effect of the adjustment set forth in Section 9.5 (in the order in which the event triggering such reduction occurs) reduce the royalties payable to Akcea pursuant to Section 9.3 to less than [**] percent ([**]%) of the amounts that would otherwise have been payable with respect to the applicable Product in the applicable country in the applicable Calendar Quarter, as determined pursuant to Section 9.3. Credits for adjustments pursuant to this Section 9.6 not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject to the preceding sentence.
9.7    Reports; Payment of Royalty. During the Term, following the First Commercial Sale of any Product in any country in the Territory, PTC shall furnish to Akcea a written report within [**] after the end of each of the first three (3) Calendar Quarters during a Calendar Year and [**] of the final Calendar Quarter of such Calendar Year showing, on a Product-by-Product and country-by-country basis, the Net Sales of each Product in each country of the PTC Territory and the royalties payable under this Agreement. Royalties with respect to Net Sales of Products shall be due and payable on the date such royalty report is due. In addition, beginning with the Calendar Quarter in which the First Commercial Sale for a Product is made and for each Calendar Quarter thereafter, within [**] following the end of each such Calendar Quarter, PTC will provide Akcea a preliminary non-binding report estimating the total Net Sales of, and royalties payable to Akcea for Products projected for such Calendar Quarter.
9.8    Accounting.
9.8.1    PTC agrees to keep, and to require its Affiliates and Sublicensees to keep, full, clear and accurate records for a minimum period of [**] years after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Products sold or otherwise disposed of, in sufficient detail to enable royalties and compensation payable to Akcea hereunder to be determined.
9.8.2    PTC further agrees, upon not less than [**] prior written notice, to permit, and to require its Affiliates and Sublicensees to permit, such books and records relating to such Products to be examined by an independent accounting firm selected by Akcea and reasonably acceptable to PTC for the purpose of verifying reports provided (or required to be provided) by PTC under this ARTICLE 9. Such audit shall not be performed more frequently than [**] period, and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. The independent accounting firm shall only share the results of the audit, not the underlying records, with Akcea.
9.8.3    Such examination is to be made at the expense of Akcea, except if the results of the audit reveal an underpayment of royalties, milestones or other payments to Akcea under this Agreement, of [**] percent ([**]%) or more, then the reasonable fees and expenses for such examination shall be paid by PTC.
9.9    Methods of Payments. All payments due from one Party to the other Party under this Agreement shall be paid in Dollars by wire transfer to a bank in the United States designated in writing by the payee.
9.10    Taxes.
9.10.1    Subject to Section 9.10.2, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.
9.10.2    In the event that PTC is required to withhold any tax to be paid to, or held for the benefit of, the tax or revenue authorities in any country in the Territory regarding any payment to Akcea, such amount shall be deducted from the payment to be made by PTC and paid over to the relevant authorities. PTC shall promptly notify Akcea of such requirement and shall take reasonable and lawful actions requested by Akcea to avoid or minimize any such withholding. PTC shall promptly furnish Akcea with copies of any tax receipts or other documentation evidencing the fact and amount of such withholding. Each Party shall cooperate with the other Party in seeking reductions in, or exemptions from, any such withholding under any applicable tax treaty. Akcea shall use commercially reasonable efforts to provide documentation in support of any available reduction in, or exemption from, any such withholding.
9.10.3    The provisions of this Section 9.10 are to be read in conjunction with the provisions of Section 15.3 below.
9.11    Currency Exchange. Notwithstanding anything to the contrary in the Agreement, the Parties agree that PTC may use any generally accepted exchange rate methodology that PTC uses for all or substantially all of its global operations for the purposes of any currency conversions required in connection with the calculation of royalty payments to Akcea pursuant to the Agreement. Akcea acknowledges that PTC currently uses European Central Bank rates applied on a monthly basis and agrees that this methodology is acceptable for purposes the calculation of royalty payments to Akcea pursuant to the Agreement.
ARTICLE 10
INTELLECTUAL PROPERTY RIGHTS
10.1    Ownership of Inventions; Disclosure.
10.1.1    Existing IP. Nothing in this Agreement shall affect Akcea’s ownership of the Akcea IP existing as of the Effective Date or PTC’s ownership of PTC IP existing as of the Effective Date, which in each case shall remain owned by the Party having such rights.
10.1.2    Ownership. Except as set forth in Section 10.1.3, (a) title to all Know-How discovered, developed, invented or created solely by employees or agents of Akcea in the course of activities conducted pursuant to this Agreement and any Patent Rights that claim or cover such Know-How shall be owned by Akcea (each, an “Akcea Invention”); (b) title to all Know-How discovered, developed, invented or created solely by employees or agents of PTC in the course of activities conducted pursuant to this Agreement and any Patent Rights that claim or cover such Know-How shall be owned by PTC (each, a “PTC Invention”); and (c) title to all Know-How discovered, developed, invented or created jointly by employees or agents of PTC and Akcea in the course of activities conducted pursuant to this Agreement and any Patent Rights that claim or cover such Know-How shall be owned jointly by PTC and Akcea (each, a “Joint Invention”). Inventorship of inventions made pursuant to this Agreement shall be determined in accordance with the patent laws of the United States. Except as otherwise expressly provided in this Agreement, each Party may (subject to the exclusivity provisions of this Agreement and Section 6.5) practice, grant licenses under, and transfer (subject to the terms and conditions of this Agreement and Section 6.5) any Joint Invention, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license or exploit any Joint Invention, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.
10.1.3    Exceptions. Notwithstanding Section 10.1.2 and anything to the contrary set forth in this Agreement, Akcea shall exclusively own any Akcea Invention, PTC Invention or Joint Invention that would constitute an Akcea Core Technology Patent Right or Akcea Core Technology Know-How hereunder (regardless of inventorship by Akcea or PTC) (the “Akcea-Owned Categories”). PTC, on behalf of itself and its Affiliates, hereby assigns, and to the extent such present assignment is not possible, agrees to assign, to Akcea all right, title and interest in and to such PTC Inventions and Joint Inventions that fall within the Akcea-Owned Categories, and all intellectual property rights therein, which such PTC Inventions or Joint Inventions shall thereafter be deemed to be “Akcea Core Technology Patent Rights” or “Akcea Core Technology Know-How” for purposes of this Agreement.
10.2    Patent Prosecution.
10.2.1    Akcea Patent Rights.
(a)    Akcea shall be responsible, at its sole cost and expense, and shall have the exclusive right, but not the obligation, for Prosecuting and Maintaining the Akcea Core Technology Patent Rights, the Akcea Manufacturing Patent Rights and the Akcea Product-Specific Patent Rights. In addition, Akcea shall be responsible, and shall have the exclusive right, but not the obligation, for conducting any opposition, reexamination request, nullity action, interference, or other attack upon the validity, title or enforceability of the Akcea Core Technology Patent Rights, the Akcea Manufacturing Patent Rights and the Akcea Product-Specific Patent Rights (each, a “Defense Proceeding”) in the Akcea Territory and the PTC Territory. The cost of any such Defense Proceeding of the Akcea Product-Specific Patent Rights in the PTC Territory will be shared equally by Akcea and PTC.
(b)    With respect to the PTC Territory, Akcea shall (i) provide PTC with copies of the text of the applications for any Akcea Product-Specific Patent Right Covering a Product as soon as practicable but at least [**] before filing, except for urgent filings, in which case Akcea shall provide copies as soon as practicable before, simultaneously with or immediately after filing; (ii) provide PTC with a copy of each submission made to and material document received from a patent authority, court or other tribunal regarding any such Akcea Product-Specific Patent Right reasonably promptly after making such filing or receiving such material document, including a copy of each application as filed together with notice of its filing date and application number; (iii) keep PTC advised of the status of all material communications, actual and prospective filings or submissions regarding any such Akcea Product-Specific Patent Right and, as soon as practicable except for urgent filings and submissions, give PTC copies of any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (iv) consider in good faith and reasonably incorporate PTC’s comments on the material communications, filings and submissions for any such Akcea Product-Specific Patent Right.
(c)    Akcea shall notify PTC as to any decision to abandon, to cease Prosecution and Maintenance of, or not to continue to pay the expenses of Prosecution and Maintenance of, any such Akcea Product-Specific Patent Right Covering a Product in any country in the PTC Territory in which it was filed. Akcea will provide such notice as soon as practicable prior to any filing or payment due date, or any other due date that requires action, in connection with such Akcea Product-Specific Patent Right. Thereafter, PTC may, upon written notice to Akcea, in Akcea’s name and at PTC’s sole cost and expense, control the Prosecution and Maintenance of such Akcea Product-Specific Patent Right in the PTC Territory.
10.2.2    PTC Patent Rights. PTC shall be responsible, at its sole cost and expense, and shall have the exclusive right, but not the obligation, in the PTC Territory, (a) for Prosecuting and Maintaining the PTC Product-Specific Patent Rights, and (b) for conducting Defense Proceedings relating thereto.
10.2.3    Cooperation. Each Party shall reasonably cooperate with and assist the other Party in connection with the activities of such Party under this Section 10.2 upon the reasonable request of the other Party, including by making scientists and scientific records reasonably available and the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to continue any Prosecution or Maintenance of such Patent Rights.
10.3    Enforcement and Defense.
10.3.1    Notice. If any Party learns of an infringement or threatened infringement by a Third Party with respect to any Akcea Patent Right or PTC Patent Right, including actual or alleged infringement under 35 USC §271(e)(2) or any foreign equivalent that is or would be competitive with a Compound or Product (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.
10.3.2    Actions.
(a)    If any Akcea Product-Specific Patent Right Covering a Product is infringed by a Third Party in any country in the PTC Territory, then Akcea shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of such Patent Right, by counsel of its own choice. If in any such proceeding brought by Akcea, PTC is required to join for standing purposes or in order for Akcea to commence or continue any such proceeding, then PTC shall join such proceeding, at Akcea’s expense, and shall be represented in such proceeding by counsel of PTC’s choice at Akcea’s expense.
(b)    If Akcea does not bring an infringement action pursuant to Section 10.3.2(a) within [**] after receipt of notice of the existence of an infringement (or in cases where there is a relevant statutory period during which an infringement action must be commenced or in which any material rights may be lost that would expire prior to the expiration of such [**] period, [**] prior to the expiration of such relevant statutory period), Akcea and PTC shall meet and discuss Akcea’s reasons for not initiating a lawsuit or otherwise making or prosecuting a claim. If after having given due consideration to Akcea’s reasons, PTC desires to initiate a lawsuit or otherwise make or prosecute a claim of infringement, PTC shall so notify Akcea and PTC may thereafter institute, prosecute, and control such action at its sole cost and expense. If in any such proceeding Akcea is required to join for standing purposes or in order for PTC (or an Inbound Licensor) to commence or continue any such proceeding, then Akcea shall join such proceeding, at PTC’s expense, and shall be represented in such proceeding by counsel of Akcea’s choice at PTC’s expense.
(c)    Any exercise by PTC of the right to bring an infringement action shall be subject to and consistent with the terms of all applicable In-License Agreements; provided that, if, under the terms of an applicable In-License Agreement, Akcea has an applicable enforcement right that it cannot delegate to PTC then, at PTC’s request and expense, Akcea shall use commercially reasonable efforts to exercise such rights in such infringement action as directed by PTC.
(d)    The Party initiating the suit shall have the sole and exclusive right to elect counsel for any suit initiated by it pursuant to this ARTICLE 10; provided that, with respect to an Akcea Product-Specific Patent Right Covering a Product, such counsel is reasonably acceptable to the other Party.
(e)    Each Party agrees to cooperate fully in any action under this Section 10.3.2 that is controlled by the other Party, including executing legal papers and cooperating in the prosecution as may be reasonably requested by the controlling Party, all at the controlling Party’s expense.
(f)    PTC shall have the sole right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of PTC Patent Rights.
(g)    Unless otherwise agreed by the Parties in writing, the amount of any recovery from a proceeding brought under this Section 10.3.2 shall first be applied to the out-of-pocket costs of such action by the Party prosecuting the applicable action, and any remaining recovery amount shall be allocated first to the Inbound Licensor pursuant to the applicable In-License Agreement, if applicable, and then, of the remaining amount, (i) any recovery for a proceeding brought with respect to an Akcea Product-Specific Patent Right Covering a Product shall be shared equally by the Parties, (ii) any recovery for a proceeding brought with respect to an Akcea Patent Right other than an Akcea Product-Specific Patent Right Covering a Product shall be retained by Akcea, (iii) any recovery for a proceeding brought with respect to a PTC Product-Specific Patent Right shall be shared by the Parties such that PTC will receive [**] percent ([**]%) of any such recovery and Akcea will receive [**] percent ([**]%) of any such recovery, and (iv) any recovery for a proceeding brought with respect to a PTC Patent Right other than a PTC Product-Specific Patent Right shall be retained by PTC. If, in connection with a proceeding brought under this Section 10.3.2 with respect to an Akcea Product-Specific Patent Right Covering a Product, an Inbound Licensor is entitled to a portion of any recovery that is greater than the portion of the recovery payable, after costs, to Akcea, the Parties will meet and agree in good faith on an alternative sharing of such recovery to that set forth in the immediately preceding sentence that takes into account the amounts payable to the applicable Inbound Licensor and results in an equitable allocation of the remaining amounts to PTC and Akcea after payment of such amounts to the applicable Inbound Licensor.
10.3.3    Defense. With respect to any defense or declaratory judgment actions relating to or other attack upon valid title or enforcement of an Akcea Patent Right or PTC Patent Right, including any Defense Proceeding but excluding any Prosecution or Maintenance and any such action or attack is in connection with any counterclaim brought in actions subject to Section 10.3.2, the Party with responsibility for the Prosecution and Maintenance of such Patent Right shall have the first right, but not the obligation, to assume the defense thereof at its sole cost and expense. With respect to any Defense Proceeding relating to an Akcea Product-Specific Patent Right Covering a Product, (a) if Akcea defends such Patent Right, PTC shall have the right, at its sole cost and expense, to join any such defense with counsel of its choice, and (b) if Akcea declines to assume the defense of any such Patent Right, then PTC shall have the right, but not the obligation, to assume the defense thereof at its sole cost and expense. Each Party agrees to render such reasonable assistance as the defending Party may request, at the defending Party’s expense, with respect to actions brought pursuant to Section 10.3.2.
10.4    Infringement Claimed by Third Parties.
10.4.1    If a Third Party commences, or threatens to commence, any proceeding against a Party alleging infringement of such Third Party’s intellectual property by the Exploitation by a Party, its Affiliates, subcontractors or sublicensees of any Compound or Product, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party.
10.4.2    Unless the Party against whom such proceeding is filed seeks indemnification for a claim covered pursuant to ARTICLE 13, such Party shall control the defense and settlement of any such proceeding at its own cost.
10.5    Marking. PTC and its Affiliates and Sublicensees shall mark each Product in such a manner to conform with the patent laws and practice of any country in which such Product is Manufactured or sold or to which such Product is shipped to ensure maximum enforceability of Patent Rights in such country.
ARTICLE 11
CONFIDENTIALITY
11.1    Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that is disclosed to it by the other Party (the “Disclosing Party”), including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the Disclosing Party’s past, present or future marketing, financial, or Exploitation activities of any product or potential product or useful technology of the Disclosing Party or the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:
11.1.1    was in the lawful knowledge and possession of the Receiving Party prior to the time it was first disclosed to the Receiving Party by the Disclosing Party, or was otherwise developed independently by the Receiving Party without reference to any of the Disclosing Party’s Confidential Information, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;
11.1.2    was generally available to the public or otherwise part of the public domain at the time of its first disclosure to the Receiving Party by the Disclosing Party;
11.1.3    became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party by the Disclosing Party and other than through any act or omission of the Receiving Party in breach of this Agreement or the Existing Confidentiality Agreement; or
11.1.4    was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.
For the avoidance of doubt, any information obtained by Akcea from PTC, either directly from PTC or by virtue of Akcea’s relationship with Ionis Pharmaceuticals, that was considered “Confidential Information” as defined by and pursuant to the Mutual Confidential Disclosure Agreement between Ionis Pharmaceuticals and PTC, dated November 17, 2017 (and as amended from time to time), the “Existing Confidentiality Agreement”, as of the Effective Date of this Agreement shall be considered Confidential Information of PTC under this Agreement, subject to the provisions of this Article 11.
11.2    Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (a) to the extent required to those of its employees, agents and representatives who reasonably need to know such Confidential Information in order to advise or assist the Receiving Party in connection with the performance of its obligations or rights granted or reserved in this Agreement and under appropriate confidentiality provisions no less protective of the Disclosing Party than those set forth in this Agreement; (b) as required by applicable Law; provided, however, that if a Receiving Party is required by Law to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement, limit disclosure to only the Confidential Information requested to be disclosed and, if requested by the Disclosing Party, cooperate with the Disclosing Party to secure confidential treatment of such Confidential Information required to be disclosed; (c) in communication with existing or prospective investors, lenders, professional advisors, acquirers, merger partners, subcontractors, licensees or Inbound Licensors on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, except that with respect to any disclosure to an Inbound Licensor, PTC acknowledges that the relevant Inbound Licensor is obligated to retain any information provided to it in confidence only as required pursuant to the terms of the applicable In-License Agreement; or (d) to the extent mutually agreed to in writing by the Parties. The confidentiality and non-use obligations set forth under this Agreement shall survive the termination or expiration of this Agreement for a period of [**].
11.3    Press Release; Disclosure of Agreement.
11.3.1    On or promptly after the Effective Date, the Parties shall jointly issue a press release of the execution of this Agreement in the form mutually agreed by the Parties. Subject to Sections 11.3.2 and 11.4, neither Party may issue any subsequent press release or other public disclosure regarding this Agreement or its terms or the Parties’ activities hereunder, or any results or data arising hereunder, except (a) with the other Party’s prior consent, or (b) for any disclosure that is reasonably necessary in that Party’s sole discretion to comply with applicable securities exchange listing requirements or other applicable Laws. Each Party shall provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter hereof (including any filing with the United States Securities and Exchange Commission (or any stock exchange, including Nasdaq, or any similar regulatory agency in any country other than the United States)), as practicable under the circumstances, reasonably prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement, and, except as otherwise required by securities exchange listing requirements or applicable Law, the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure and shall give due consideration to any reasonable comments by the reviewing Party relating to such announcement, including the provisions of this Agreement for which confidential treatment should be sought. At the request of either Party, the other Party will reasonably consider in good faith whether a press release or other public disclosure described in this Section 11.3.1 should be a joint release by both Parties and, in such a case, the Parties will use good faith efforts to mutually agree on the content of any such joint release. Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed, each Party (other than a Party that had caused such information to become publicly disclosed in breach of this ARTICLE 11) may subsequently disclose the same information to the public without the consent of the other Party.
11.3.2    Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any existing or prospective investors, lenders, professional advisors, acquirers, merger partners, subcontractors, licensees or Inbound Licensors, except that, with respect to any disclosure to an Inbound Licensor that is not Ionis Pharmaceuticals, PTC acknowledges that the relevant Inbound Licensor is obligated to retain any information provided to it in confidence only as required pursuant to the terms of the applicable In-License Agreement.
11.3.3    If either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement, periodic report, or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities Law (collectively, the “Securities Acts”), such Party will notify the other Party of such intention and will provide such other Party with a copy of relevant portions of the proposed filing not less than [**] prior to such filing, and will seek to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential (except to the extent advised by counsel that confidential treatment is not available for such information), and will only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice will be required under this Section 11.3.3 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party. For clarity, the Parties hereby acknowledge and agree that each Party may file this Agreement under the Securities Acts in the United States and that the Parties shall each use reasonable efforts to obtain confidential treatment for mutually agreed upon portions of this Agreement.
11.4    Publications. Neither Party nor its Affiliates shall publish or publicly disclose the scientific results of any of the activities conducted by the other Party under this Agreement without the prior written consent of the other Party, except as expressly permitted in this Section 11.4. The Parties recognize that it may be useful or required to publish or publicly disclose the results of Exploitation activities conducted hereunder, and each Party (and its Affiliates and sublicensees) shall be free to publish or publicly disclose such results, including on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov, subject to the prior review by the other Party for patentability and protection of its Confidential Information as described in this Section 11.4. The Party that desires to publish such results shall provide the other Party with a copy of such proposed abstract, manuscript, or presentation no less than [**] in the case of abstracts) prior to its intended submission for publication. The reviewing Party shall respond in writing promptly and in no event later than [**] in the case of abstracts) after receipt of the proposed material, with one or more of the following: (a) comments on the proposed material, which the publishing Party shall consider in good faith, (b) a specific statement of concern, based upon the need to seek patent protection or to block publication if the reviewing Party determines that the proposed disclosure contains or describes intellectual property that should be maintained as a trade secret to protect a Compound or a Product or any Exploitation activities conducted under this Agreement, or (c) an identification of the reviewing Party’s Confidential Information that is contained in the material reviewed. In the event of concern over patent protection or whether maintaining a trade secret would be a priority, the publishing Party agrees not to submit such publication or to make such presentation that contains such information until the reviewing Party is given a reasonable period of time, and in no event more than [**], to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues; provided, however, that the publishing Party shall abandon such proposed publication or presentation if the reviewing Party reasonably determines in good faith that maintaining such information as a trade secret is a commercially-reasonable priority. Any Confidential Information of the reviewing Party shall, if requested by the reviewing Party, be removed.
11.5    Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this ARTICLE 11.
11.6    Acknowledgment. PTC will acknowledge in any press release, public presentation, or publication regarding a Product and intended for or reasonably likely to be the subject of broad distribution that such Product is under license from Akcea and Akcea’s stock ticker symbol (e.g., NASDAQ: AKCA). Akcea and Ionis may include any Product in any description of Akcea’s and Ionis' drug pipeline. To the extent permitted by Applicable Law, PTC will include the words “Discovered and developed by Ionis Pharmaceuticals and under license from Akcea Therapeutics” in relevant scientific, medical and other Product-related communications to the extent such communications address the research, discovery or commercialization of a Product. Notwithstanding the foregoing, PTC shall have no obligation to include such attribution language in any of the following: (a) communications or materials where such inclusion would be prohibited by Applicable Law or applicable Third Party institutional, corporate, or other policies; (b) communications that PTC does not control, such as publications with non-PTC lead authors; or (c) materials primarily focused on or directed to patients, or other materials in which PTC branding is not prominently featured, provided that, in each case, PTC will use reasonable efforts to have such attribution language included in any such communication, consistent with the efforts that PTC uses to have statements regarding its own contributions to the Product included in such communication.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES
12.1    Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:
12.1.1    such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
12.1.2    such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
12.1.3    this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;
12.1.4    the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;
12.1.5    no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements, except as may be required to conduct Clinical Trials, to Manufacture Compounds or Products, or to seek or obtain Regulatory Approvals; and
12.1.6    Such Party is not debarred under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws and it does not, and will not during the Term, employ or use the services of any person or entity that is debarred, in connection with the Development, Manufacture or Commercialization of the Products. If either Party becomes aware of the debarment or threatened debarment of any person or entity providing services to such Party, including the Party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, the other Party will be immediately notified in writing.
12.2    Representations, Warranties and Covenants, as applicable, of Akcea. Akcea hereby represents, warrants, and covenants to PTC, as of the Effective Date that:
12.2.1    Akcea has all rights, authorizations and consents necessary to grant all rights and licenses it purports to grant to PTC with respect to the Akcea IP under this Agreement, and has obtained the prior written consent of Ionis Pharmaceuticals as required under the Ionis Pharmaceuticals/Akcea License Agreements with respect to the grant of such rights and licenses.
12.2.2    It has sufficient legal or beneficial title and ownership or right to license (or sublicense as the case may be) with respect to the Akcea IP as is necessary to fulfill its obligations under this Agreement and to grant the licenses (or sublicenses as the case may be) to PTC pursuant to this Agreement.
12.2.3    To the best of its knowledge, no actions, suits, claims, disputes, or proceedings concerning the Akcea IP licensed hereunder are currently pending or are threatened in writing, that if determined adversely to Akcea or Ionis Pharmaceuticals, as applicable, would have an adverse effect on Akcea’s ability to grant the licenses (or sublicenses as the case may be) to PTC, or perform its obligations, under this Agreement, or that would have an adverse effect on or would impair PTC’s right to practice under the licenses (or sublicenses as the case may be) granted under this Agreement by Akcea to PTC.
12.2.4    All employees and contractors of Akcea and Ionis Pharmaceuticals, as applicable, that are inventors of any of the inventions claimed in the Akcea Patent Rights and that have performed Development or Manufacturing activities on behalf of Akcea or Ionis Pharmaceuticals or their respective Affiliates, as applicable, have entered into written agreements pursuant to which such Persons are obligated to assign all rights, title, and interests in and to any such inventions developed by them, whether or not patentable, to Akcea, Ionis Pharmaceuticals or such Affiliate, respectively, as the sole owner thereof.
12.2.5    To the best of its knowledge, there are no additional licenses (beyond those granted to PTC under this Agreement) under any intellectual property owned or Controlled by Akcea, Ionis Pharmaceuticals or their respective Affiliates that would be required in order for PTC to Develop, Manufacture, or Commercialize the Products in the PTC Territory.
12.2.6    The Akcea IP constitutes all of the Patent Rights and Know-How Controlled by Akcea that are necessary to Develop, Manufacture, and Commercialize the Compounds and the Products as contemplated under this Agreement. Neither Akcea nor Ionis Pharmaceuticals has previously assigned, transferred, conveyed, or otherwise encumbered its rights, title, or interests in or to the Akcea IP in a manner that conflicts with any rights granted to PTC hereunder with respect to the Products.
12.2.7    Schedule 1.4 (Akcea Core Technology Patent Rights), Schedule 1.8 (Akcea Manufacturing Patent Rights ), and Schedule 1.13 (Akcea Product-Specific Patent Rights), set forth true, correct, and complete lists of all Akcea Core Technology Patent Rights, all Akcea Product-Specific Patent Rights, and Akcea Manufacturing Patent Rights, respectively, and indicates whether each such Patent Right is owned by Akcea or licensed by Akcea from a Third Party and if so, identifies the licensor or sublicensor from which the Patent Right is licensed. Akcea Controls such Patent Rights and is entitled to grant all rights and licenses (or sublicenses, as the case may be) under such Patent Rights that it purports to grant to Akcea under this Agreement.
12.2.8    To the best of its knowledge, (i) there is no fact or circumstance known by Akcea that would cause Akcea to reasonably conclude that any Akcea Patent Right is invalid or unenforceable; (ii) there is no fact or circumstance known by Akcea that would cause Akcea to reasonably conclude the inventorship of each Akcea Patent Right is not properly identified on each patent; and (iii) all official fees, maintenance fees, and annuities for the Akcea Patent Rights have been paid and all administrative procedures with governmental agencies have been completed. None of the Akcea Patent Rights is currently involved in any interference, reissue, re-examination, inter partes review, cancellation, or opposition proceeding and neither Akcea, Ionis Pharmaceuticals nor any of their respective Affiliates, has received any written notice from any Person or has knowledge of such actual or threatened proceeding.
12.2.9    Akcea has set forth on Schedule 1.39 (Existing In-License Agreements) a true, correct, and complete lists of all agreements pursuant to which a Third Party has granted Akcea a license under any Know-How or Patent Rights that is necessary to Develop, Manufacture, or Commercialize the Compounds or the Products in the Territory, and all such Patents and Know-How are Controlled by Akcea and included in the Akcea IP. All Existing In-License Agreements are in full force and effect, and Akcea has provided PTC with true and complete copies of each such Existing In-License Agreements and all amendments thereto. Neither Akcea nor, to the best its knowledge, the counterparty to an Existing In-License Agreement is in default with respect to a material obligation under such Existing In-License Agreement, and neither such party has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under any Existing In-License Agreement.
12.2.10    To the best of its knowledge, (i) no issued patent owned by a Third Party will be infringed by the Development, Manufacture (as manufactured by Akcea, Ionis Pharmaceuticals or their respective contract manufacturing organizations (CMOs)), or Commercialization of the Compounds and Products as contemplated by this Agreement in the Territory, and (ii) Akcea, Ionis Pharmaceuticals and their respective Affiliates have not misappropriated any Third Party’s Know-How in the course of the Development and Manufacture of the Compounds or the Products.
12.2.11     All Regulatory Approval Applications, and other material regulatory submissions made with any Regulatory Authority relating to the Development, Manufacture, marketing, distribution, or sale of the Products have been provided to PTC in an appropriate electronic format prior to the Effective Date. Except as otherwise disclosed by Akcea to PTC via the electronic data room hosted in connection with the transactions contemplated hereunder, neither Akcea, Ionis Pharmaceuticals nor any of their respective Affiliates or licensees has received any written notice or allegation from any Regulatory Authority regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any Applicable Law, or (ii) any actual, proposed, or potential revocation, withdrawal, suspension, cancellation, termination, or modification of any regulatory filing for the Products, and to Akcea’s knowledge there is no reasonable basis for any such notice or allegation.
12.2.12     All Development of the Compounds and the Products has been conducted, in all material respects, in accordance with all applicable Law. There is no legal proceeding pending or, to Akcea’ knowledge, threatened, by any Regulatory Authority to suspend, investigate, or terminate Development of any Compound or Product.
12.2.13     To the best of Akcea’s knowledge, true, complete and correct copies of all material information with respect to the safety and efficacy of the Compounds and/or the Products have been provided to PTC.
12.3    Covenants of Akcea. From and after the Effective Date through the expiration or earlier termination of this Agreement, Akcea hereby covenants to PTC that, except as expressly permitted under this Agreement:
12.3.1    Updates to Schedules. Upon PTC’s reasonable written request (such request not to be submitted to Akcea more than [**]), Akcea will promptly update Schedule 1.4 (Akcea Core Technology Patent Rights), Schedule 1.8 (Akcea Manufacturing Patent Rights) and Schedule 1.13 (Akcea Product-Specific Patent Rights), and submit such amended Schedules to PTC.
12.3.2    In-Licenses. Akcea and its Affiliates, as applicable, will at all times have obtained the necessary consents from the Inbound Licensors under the In-License Agreements to enter into this Agreement and to grant the licenses to PTC hereunder, and shall provide to PTC, upon PTC’s request, written evidence of same. Akcea will not, and will cause its Affiliates not to amend, modify, terminate, or waive any rights under any Existing In-License Agreement or Future In-License Agreement in a manner that would adversely affect PTC’s rights or obligations under this Agreement without PTC’s prior written consent. Akcea will not, and will cause its Affiliates not to, commit any acts or permit the occurrence of any omissions that would cause or result in the termination of any Existing In-License Agreement or Future In-License Agreement in its entirety or with respect to any rights under such agreement for which such termination would adversely affect PTC’s rights or obligations under this Agreement. Akcea will notify PTC in writing within [**] after any such termination of any Existing In-License Agreement or Future In-License Agreement.
12.3.3    Conflicting Agreements. Akcea will not enter into any agreement or other obligation with any Third Party, or amend an existing agreement with a Third Party, in each case, that restricts, limits, encumbers, or conflicts with the rights granted to PTC under this Agreement.
12.3.4    Assignment of Inventions. Akcea shall ensure that all employees and contractors of Akcea and/or Ionis Pharmaceuticals performing Development activities under the Ionis Pharmaceuticals/Akcea License Agreements or this Agreement on behalf of PTC will be obligated to assign all rights, title, and interests in and to any inventions developed by them, whether or not patentable, to Akcea, Ionis Pharmaceuticals or such Affiliate, respectively, as the sole owner thereof.
12.4    Covenants of PTC. From and after the Effective Date through the expiration or earlier termination of this Agreement, PTC hereby covenants to Akcea that, except as expressly permitted under this Agreement, PTC shall ensure that all employees and contractors of PTC performing Development or Commercial activities under this Agreement on behalf of PTC will be obligated to assign all rights, title, and interests in and to any inventions developed by them, whether or not patentable, to PTC or its Affiliate, respectively, as the sole owner thereof.
12.5    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.
ARTICLE 13
INDEMNIFICATION; INSURANCE

Confidential

13.1    Indemnification by PTC. PTC shall defend, and indemnify and hold harmless, Akcea and its Affiliates and their respective directors, officers, employees, subcontractors, agents and representatives (collectively, the “Akcea Indemnified Parties”), from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys (collectively, “Losses”), to the extent arising out of or resulting from any Third Party suits, claims, actions, proceedings or demands (“Third Party Claims”) to the extent based upon:
13.1.1    any breach of any representation, warranty or covenant made by PTC in this Agreement;
13.1.2    the Development, Manufacture, Commercialization or other Exploitation of a Compound or Product by PTC or its Affiliates or its Sublicensees in the PTC Territory; or
13.1.3    the gross negligence, recklessness, or willful misconduct by PTC or any of the PTC Indemnified Parties;
provided that, in the case of each of Sections 13.1.1-13.1.3 above, PTC shall not be obliged to so defend, and indemnify and hold harmless, the Akcea Indemnified Parties for any Claims to the extent that Akcea has an obligation to indemnify the PTC Indemnified Parties under Section 13.2.
13.2    Indemnification by Akcea. Akcea shall defend, and indemnify and hold harmless, PTC and its Affiliates and Sublicensees and their respective directors, officers, employees, subcontractors, agents and representatives (collectively, the “PTC Indemnified Parties”), from and against any and all Losses, to the extent arising out of or resulting from any Third Party Claims to the extent based upon:
13.2.1    any breach of any representation, warranty or covenant made by Akcea in this Agreement;
13.2.2    the Development, Manufacture, Commercialization or other Exploitation of a Compound or Product by Akcea, Ionis Pharmaceuticals or their respective Affiliates or Sublicensees; or
13.2.3    the gross negligence, recklessness, or willful misconduct by Akcea or any of the Akcea Indemnified Parties;
provided that, in the case of each of Sections 13.2.1-13.2.3 above, Akcea shall not be obliged to so defend, and indemnify and hold harmless, the PTC Indemnified Parties for any Claims to the extent that PTC has an obligation to indemnify the Akcea Indemnified Parties under Section 13.1.
13.3    Procedure. A Person entitled to indemnification under this ARTICLE 13 (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Third Party Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Third Party Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice). Within [**] after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including attorney fees, incurred by the Indemnified Party in defending itself within [**] after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party.
13.4    Insurance. Each Party shall maintain, at its own cost, insurance against liability and other risks associated with its activities and obligations under this Agreement, including its Development, Manufacturing, Commercialization and other Exploitation activities, as applicable, and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are reasonable for a company such as such Party for the activities to be conducted by it under this Agreement. Each Party shall promptly furnish to the other Party evidence of such insurance upon request.
13.5    Limitation of Liability. EXCEPT FOR (A) A BREACH OF SECTION 7.1.1, (B) A BREACH OF ARTICLE 11, (C) CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 13, OR (D) A BREACH OF SECTION 14.3.1, NEITHER AKCEA NOR PTC, NOR ANY OF THEIR RESPECTIVE AFFILIATES, LICENSORS, LICENSEES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.
ARTICLE 14
TERM AND TERMINATION
14.1    Term. This Agreement shall commence as of the Effective Date and, unless terminated earlier, this Agreement shall continue in full force and effect until the expiration of the last to expire Royalty Term with respect to all Products in all countries in the PTC Territory (the “Term”).
14.2    Termination. This Agreement may be terminated at any time upon written notice by either Party if the other Party is in material breach of its obligations hereunder and has not cured such breach within thirty (30) days in the case of a payment breach, or within sixty (60) days in the case of all other breaches, after the non-breaching Party has provided written notice to the breaching Party of such breach.
14.3    Effects of Termination. Without limiting any other legal or equitable remedies that either Party may have, if this Agreement expires or is terminated for any reason then the following shall occur:
14.3.1    the license grants to PTC shall terminate immediately, and PTC, its Affiliates and Sublicensees will cease selling the applicable Products; provided, however, that (i) PTC may sell existing inventory for up to [**], and (ii) Akcea may elect in its sole discretion to have PTC continue to sell the applicable Products as part of any orderly transition of contemplated by the provisions of this Section 14.3;
14.3.2    PTC shall, and hereby does, grant to Akcea a perpetual, irrevocable, transferable, sublicensable (through multiple tiers) license under the PTC IP to Exploit Compounds and Products in the PTC Territory; such license shall be exclusive with respect to the PTC Product-Specific IP and nonexclusive with respect to the PTC Background Know-How and the PTC Background Patent Rights, and shall be royalty-free and fully-paid-up with respect to any Compound or Product;
14.3.3    if Akcea so requests, and to the extent permitted under the relevant agreement at the time of termination, PTC shall transfer to Akcea any agreements between PTC or any of its Affiliates, on the one hand, and any Affiliate or Third Party, on the other hand, to the extent relating to the Exploitation of any Compound or Product in the Territory to which PTC or any of its Affiliates is a party, subject to any required consents of such Third Party, which PTC shall use commercially reasonable efforts to obtain promptly;
14.3.4    PTC shall provide to Akcea a fair and accurate description of the status of the Exploitation of such Compounds and Products in the Territory through the effective date of termination or expiration;
14.3.5    PTC shall promptly transfer to Akcea or Akcea’s designee (i) possession and ownership of all Regulatory Filings, Regulatory Approvals and pricing and reimbursement approvals relating to the Exploitation of the Compounds and Products, (ii) copies of all data, reports, records and materials, and other sales and marketing related information in PTC’s possession or Control to the extent that such data, reports, records, materials or other information relate to the Exploitation of any of such Compounds and Products, including all non-clinical and clinical data relating to any of such Compounds and Products, and customer lists and customer contact information and all adverse event or other safety data in the possession or Control of PTC, any of its Affiliates or any Sublicensee; provided that PTC shall use commercially reasonable efforts to obtain for Akcea the right to access all such data, reports, records, materials, and other sales and marketing related information, and (iii) all records and materials containing Confidential Information of Akcea. PTC shall further appoint, and ensure that its Affiliates and the Sublicensees appoint, Akcea as the agent for PTC, its Affiliates and the Sublicensees for all matters relating to such Products and Compounds involving Regulatory Authorities in the Territory until all Regulatory Approvals and other Regulatory Filings have been transferred to Akcea or its designee;
14.3.6    if the effective date of termination or expiration is after the First Commercial Sale of a Product in any country in the PTC Territory, then PTC shall appoint Akcea or its designee as the exclusive distributor of the Product in the Territory and grant Akcea the right to appoint sub-distributors, until such time as all Regulatory Approvals and pricing and reimbursement approvals in the Territory have been transferred to Akcea or its designee;
14.3.7    PTC shall promptly transfer and assign to Akcea all of PTC’s, its Affiliates’ and any Sublicensee’s rights, title and interests in and to all Product Trademarks used in the Commercialization of such Compounds and Products (but not any house marks of such Person or any trademark containing the word “PTC” owned by PTC or any of its Affiliates or any Sublicensee);
14.3.8    PTC shall, upon Akcea’s written request, transfer to Akcea any inventory of such Compounds and Products owned or controlled by PTC, any of its Affiliates or any Sublicensee as of the termination date at the actual price paid by PTC, such Affiliate or such Sublicensee for such supply;
14.3.9    PTC shall provide any other assistance reasonably requested by Akcea for the purpose of allowing Akcea or its designee to proceed expeditiously with the Exploitation of the Compounds and Products in the Territory; and
14.3.10     PTC shall, and shall ensure that its Affiliates and the Sublicensees shall, execute all documents and take all such further actions as may be reasonably requested by Akcea in order to give effect to the foregoing clauses.
14.4    Accrued Rights; Surviving Provisions of the Agreement.
14.4.1    Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration, including the payment obligations under ARTICLE 9 hereof, and any and all damages or remedies arising from any breach hereunder. Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement.
14.4.2    The provisions of ARTICLE 1 (Definitions), ARTICLE 11 (Confidentiality), ARTICLE 13 (Indemnification; Insurance), ARTICLE 14 (Term and Termination) and ARTICLE 15 (Miscellaneous) and Section 6.3 (Effect of Termination on Sublicenses), Section 6.5 (Licenses to Akcea), Section 6.6 (No Other Rights), Section 6.7 (Section 365(n) of the Bankruptcy Code), Section 9.8 (Accounting), Section 9.10 (Taxes), Section 9.11 (Currency Exchange), Section 10.1 (Ownership of Inventions: Disclosure), and Section 12.5 (Disclaimer) shall survive the termination of this Agreement in its entirety or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely.
ARTICLE 15
MISCELLANEOUS
15.1    Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the State of New York without reference to conflicts of laws principles; provided that with respect to matters involving the enforcement of intellectual property rights, the Laws of the applicable country shall apply. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.
15.2    Dispute Resolution. The Parties agree to attempt in good faith to promptly resolve any dispute, controversy, or claim (“Dispute”) arising out of or relating to this Agreement through negotiations between the Parties before resorting to other remedies available to them. If the Parties are unable to resolve the Dispute and any Party wishes to pursue its rights relating to such Dispute, then, except as otherwise expressly provided in this Agreement, the relevant Party shall first submit the dispute to mediation within [**] after written notice by one Party to the other demanding non-binding mediation. Each of the Parties hereby agrees that any mediation shall be handled by a mediator appointed by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in New York, New York, United States. All parties to any mediated Dispute shall share the costs of the mediation equally, except that each party to the Dispute shall bear its own costs and expenses, including attorney’s fees, witness fees, travel expenses, and preparation costs. If the Dispute is not resolved through mediation, the Dispute shall be submitted to arbitration in New York, New York by a single arbitrator; provided, that if any Party that is a party to the Dispute cannot agree on a single arbitrator within [**] of the submission to arbitration, the matter shall be submitted to JAMS in New York, New York for arbitration before a single arbitrator from the JAMS list, and pursuant to the JAMS Comprehensive Arbitration Rules and Procedures. All parties to any arbitrated Dispute shall share the costs of the arbitration equally, except that a party to the Dispute shall bear its own costs and expenses, including attorney’s fees, witness fees, travel expenses, and preparation costs. Every aspect of the arbitration, including the award, shall be treated as confidential information. The arbitrator’s award shall be final and binding upon the Parties that are party to the Dispute, and judgment upon the award may be entered in any state or federal court of competent jurisdiction in New York State, or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow. Nothing herein shall restrict the ability of any Party to provide factual testimony during such proceedings. Notwithstanding the foregoing, any Party may seek an injunction or other equitable relief pending arbitration from any federal or state court of competent jurisdiction in New York State. The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated in this Agreement.
15.3    Assignment.
15.3.1    This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party; provided, however, that either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (a) an Affiliate; or (b) the Acquirer in the context of a Change of Control; provided, further if PTC transfers or assigns this Agreement to one of its Affiliates that is incorporated in a jurisdiction that does not have a Bilateral Income Tax Treaty with the United States or in a jurisdiction where a Bilateral Income Tax Treaty requires withholding taxes on any payment described in this Agreement, then PTC (or such Affiliate), will increase (i.e., “gross up”) any payment due Akcea under ARTICLE 9 for the Incremental Tax Cost such that Akcea receives the amount Akcea would have otherwise received under ARTICLE 9 but for PTC’s transfer or assignment. Any purported assignment in violation of this Section 15.3.1 shall be void.
The “Incremental Tax Cost” will equal the amount of IRC Sec 901 (or successor provision) taxes withheld under ARTICLE 9 in each year in which such tax is paid and Akcea cannot obtain a corresponding cash benefit from the foreign tax credit, grossed up by the applicable withholding tax rate based on a payment to a United States Person (unless the actual applicable treaty is lower, in which case the lower withholding tax rate will be used) to equal the pre withholding tax payment.
To the extent Akcea utilizes a [**] in any year, Akcea will [**] PTC an amount equal to (i) [**]% of the [**] or (ii) [**] Akcea resulting from the [**], which [**] will be calculated as the [**]. To assist PTC in determining when a [**] from Akcea pursuant to the foregoing sentence, beginning with the first Annual tax return for the year in which PTC [**] (i.e., “[**]”) payment under this Section 15.3.1, and each year thereafter (including, for clarity, all years in which Akcea [**] or [**]), Akcea will provide PTC with Akcea’s Annual tax returns (federal and state) and, in years in which Akcea utilizes the [**], supporting documentation for such [**]. Notwithstanding the foregoing, if any increase in the applicable withholding tax is in any way a result of the transfer or assignment by Akcea of any intellectual property or a portion of the rights under this license outside of the United States, PTC will not be obligated to [**] any [**] to the extent such transfer or assignment by Akcea caused such increase in the withholding tax.
15.3.2    In the case of PTC, an Acquirer of PTC must certify to Akcea within [**] after the closing date of the Change of Control transaction, its intent to continue the Commercialization of the Compounds and the Products in accordance with the PTC Commercialization Plan. In the case of Akcea, an Acquirer of Akcea must certify to PTC within [**] after the closing date of the Change of Control transaction, its intent to continue the Commercialization of the Compounds and the Products in accordance with the then-current commercialization plan under the Ionis Pharmaceuticals/Akcea License Agreements. The Acquirer and the other Party may enter into a written agreement containing additional provisions to ensure that such Change of Control does not delay the receipt of Regulatory Approval or Commercialization of the Compounds and the Products in the PTC Territory.
15.3.3    Each Party agrees that, notwithstanding any provision of this Agreement to the contrary, if a Party undergoes a Change of Control, no Patent Right, Know-How or other intellectual property or other proprietary rights that were not Controlled prior to such Change of Control by such Party or by any of its Affiliates who were its Affiliates prior to such Change of Control (such Party’s “Pre-Existing Affiliates”) will be deemed Controlled by such Party or its Affiliates for purposes of this Agreement after such Change of Control.
15.3.4    No Reach-Through. Notwithstanding anything to the contrary set forth herein, but subject to the Exclusive License and the reserved rights under Sections 6.1 and 6.5, (a) in the event of a Change of Control of a Party, this Agreement shall not be deemed to prevent or prohibit the Acquirer or any of its Affiliates (other than such Party and its Pre-Existing Affiliates) from Exploiting any compounds or products in the PTC Territory (other than the Party and its Pre-Existing Affiliates) or granting any Third Party any right or licenses to do so; and (b) in the event that Akcea acquires (whether by way of merger, acquisition, purchase of all or substantially all of the relevant business or assets, or otherwise) a Third Party (the “Acquired Third Party”), this Agreement shall not be deemed to prevent or prohibit the Acquired Third Party from Exploiting any compounds or products in the PTC Territory or from granting any Third Party any right or license to do so.
15.4    Performance by Affiliates. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in this, Agreement by its Affiliate(s).
15.5    Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure. For purposes of this Agreement, force majeure is defined as any cause beyond the control of the affected Party and without the fault or negligence of such Party, which may include acts of God; material changes in Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event the Party affected by such force majeure shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of [**], after which time the Parties shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.
15.6    Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:
If to PTC,

addressed to:	PTC Therapeutics International Limited 5th Floor
3 Grand Canal Plaza
Grand Canal Street Upper
Dublin 4
D04 EE70
Attention: Legal Department
Telephone:     + 353-1-906-8700
Email: [**]

with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007 Attention: Steven D. Singer
Telephone:     212-295-6307
Facsimile:     212-230-8888
If to Akcea,

addressed to:	Akcea Therapeutics, Inc.
22 Boston Wharf Road
Boston, Massachusetts 02210
Attention: Chief Executive Officer
Telephone:     617-217-0202
Facsimile: [**]

with a copy to:	Akcea Therapeutics, Inc.
22 Boston Wharf Road
Boston, Massachusetts 02210
Attention: Vice President, Legal

Telephone:     [**]
Email: [**]

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.
15.7    Export Clause. Each Party acknowledges that the Laws of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.
15.8    Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term except to the extent set forth in writing.
15.9    Severability. If any provision hereof should be invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
15.10    Entire Agreement. This Agreement, together with the Schedules hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersede and terminate all prior agreements and understanding between the Parties. In particular, and without limitation, this Agreement supersedes and replaces any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.
15.11    Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.
15.12    Headings; Construction; Interpretation. Headings and any table of contents used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Schedule shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Schedule, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law refers to such Law includes all rules and regulations thereunder and any successor Law, in each case as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or), (f) words in the singular or plural form include the plural and singular form, respectively, (g) references to any gender refer to each other gender, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, and (i) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner.
15.13    Books and Records. Any financial books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with U.S. generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards, as applicable.
15.14    Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.
15.15    Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, administrators and permitted assigns.
15.16    Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.
[Signature page to follow]
IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.
Akcea Therapeutics, Inc.

By:	/s/ Paula Soteropoulos

Name: Paula Soteropoulos

Title: Chief Executive Officer

PTC Therapeutics International Limited
By: /s/ Adrian Haigh

Name: Adrian Haigh

Title: Director
SCHEDULE 1.4
Akcea Core Technology Patent Rights

Ionis Docket Number	Country/Treaty	Application/ Patent Number	Filing Date	Title	Grant Date
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
Schedule 1.8
Akcea Manufacturing Patent Rights

Technology	Ionis Docket Number	Country/Treaty	Application/Patent Number	Filing Date	Title
[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 2 pages were omitted. [**]

Schedule 1.13

Akcea Product-Specific Patent Rights

inotersen

Ionis Docket No.	Country	Application/ Patent No.	Filing Date	Grant Date	Title
[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 5 pages were omitted. [**]

volanesorsen

Ionis Docket No.	Country	Application/ Patent No.	Filing Date	Grant Date	Title
[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 19 pages were omitted. [**]

Schedule 1.39
Existing In-License Agreements

[**]

In each case, only if (and to the extent) a Product under this Agreement incorporates technology that is in-licensed by Akcea or Ionis Pharmaceuticals under such agreement.

4